UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Halyard Health, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

For 2015

Annual Meeting of Stockholders

Halyard Health, Inc.

March 13, 2015

Robert Abernathy

Chairman of the Board and

Chief Executive Officer

FELLOW STOCKHOLDERS:

It is my pleasure to invite you to our first Annual Meeting of Stockholders of Halyard Health, Inc. The meeting will be held on Thursday, April 30, 2015, at 9:00 a.m. Eastern time at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005.

At the Annual Meeting, stockholders will be asked to elect two directors for a three-year term, ratify the selection of Halyard Health’s independent auditors, approve the compensation for our named executive officers, and approve the frequency of stockholder votes on our named executive officers’ compensation. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

Your vote is important. Regardless of whether you plan to attend the meeting, I urge you to vote your shares as soon as possible. You may vote using the included proxy card by completing, signing, and dating it, then returning it by mail. Also, most of our stockholders can submit their vote by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy form. Additional information about voting your shares is included in the proxy statement.

Sincerely,

2015 Proxy Statement

Halyard

Health, Inc.

Notice of Annual Meeting of Stockholders

TO BE HELD

April 30, 2015

The Annual Meeting of Stockholders of Halyard Health, Inc. will be held at the Atlanta Marriott Alpharetta, which is located at 5750 Windward Parkway, Alpharetta, Georgia 30005, on Thursday, April 30, 2015, at 9:00 a.m. Eastern time for the following purposes:

1.	To elect as directors the two nominees named in the accompanying proxy statement for a three-year term;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2015;

3.	To approve a non-binding resolution to approve the compensation of our named executive officers;

4.	To approve a non-binding resolution to approve the frequency of stockholder votes on our named executive officers’ compensation; and

5.	To take action upon any other business that may properly come before the meeting or any adjournments of the meeting.

Stockholders of record at the close of business on March 6, 2015 are entitled to notice of and to vote at the meeting or any adjournments.

It is important that your shares be represented at the meeting. I urge you to vote promptly by using the Internet or telephone or by signing, dating and returning the enclosed proxy card.

To attend in person, please register by following the instructions on page 3. If you plan to attend the meeting, we ask that you nevertheless please complete, date, sign and return the enclosed proxy card and mail it as soon as possible in the envelope provided, or vote by telephone or the Internet according to the instructions on your proxy card. If you attend the meeting, you may revoke your proxy and vote your shares in person if you would like to do so.

March 13, 2015	By Order of the Board of Directors.

Ross Mansbach
Vice President— Deputy General Counsel and Corporate Secretary

Important Notice Regarding Availability of Proxy Materials for

the Stockholder Meeting to be held on April 30, 2015

This proxy statement along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available at http://edocumentview.com/hyh.

2015 Proxy Statement

1	Information About Our Annual Meeting

1	How We Provide Proxy Materials
1	Who May Vote
2	How To Vote
2	Effect of Not Instructing Your Broker
2	How Withhold Votes and Abstentions will be Counted
3	How to Revoke or Change Your Vote
3	Votes Required
3	Attending the Annual Meeting
4	Costs of Solicitation

5	Corporate Governance
5	Board Leadership Structure
6	Director Independence
6	Board Meetings
7	Board Committees
11	Communicating with Directors
11	Other Corporate Governance Policies and Practices

13	Proposal 1. Election of Directors
13	Process and Criteria for Nominating Directors
15	Committee Review of Attributes of Current Directors
15	Diversity of Directors
15	The Nominees
16	Directors Continuing in Office
18	Director Compensation
19	2014 Outside Director Compensation

20	Proposal 2. Ratification of Auditors
21	Principal Accounting Firm Fees
21	Audit Committee Approval of Audit and Non-Audit Services
22	Audit Committee Report

2015 Proxy Statement	i

23	Proposal 3. Advisory Vote to Approve Named Executive Officer Compensation

24	Compensation Discussion and Analysis
25	Compensation Executive Summary
26	Executive Compensation Objectives and Policies
27	Components of Our Executive Compensation Program
28	Setting Annual Compensation
30	Executive Compensation for 2014
40	Benefits and Other Compensation
42	Executive Compensation for 2015
44	Additional Information About Our Compensation Practices
47	Compensation Committee Report
48	Analysis of Compensation-Related Risks

49	Compensation Tables
49	Summary Compensation Table
54	Grants of Plan-Based Awards Table
56	Discussion of Summary Compensation and Plan-Based Awards Tables
58	Outstanding Equity Awards
59	Option Exercises and Stock Vested
60	Pension Benefits
61	Nonqualified Deferred Compensation
63	Potential Payments on Termination or Change of Control

68	Proposal 4. Advisory Vote on the Frequency of Stockholder Votes on Named Executive Officers’ Compensation

69	Other Information
69	Security Ownership Information
71	Section 16(a) Beneficial Ownership Reporting Compliance
71	Transactions with Related Persons
72	Stockholders Sharing the Same Household
72	2016 Stockholder Proposals
72	Stockholder Nominations for Board of Directors
73	Annual Meeting Advance Notice Requirements

74	Other Matters to be Presented at the Meeting

ii	2015 Proxy Statement

March 13, 2015

Information About Our

Annual Meeting

On behalf of the Board of Directors of Halyard Health, Inc., we are soliciting your proxy for use at the 2015 Annual Meeting of Stockholders, to be held on April 30, 2015, at 9:00 a.m. Eastern time at the Atlanta Marriott Alpharetta, which is located at 5750 Windward Parkway, Alpharetta, Georgia 30005.

At the annual meeting, stockholders will vote on the following matters:

1.	The election of two nominees named in this proxy statement as directors for a three-year term;

2.	The ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2015;

3.	A non-binding resolution to approve the compensation of our named executive officers;

4.	A non-binding resolution to decide the frequency of future stockholder votes on our named executive officers’ compensation; and

5.	Any other business that may properly come before the meeting or any adjournments of the meeting.

Our Board of Directors recommends that you vote your shares FOR each of proposals one through four.

How We Provide Proxy Materials

We began providing our proxy statement and form of proxy to stockholders on or about March 20, 2015. For our first Annual Meeting, we are providing stockholders of record at the close of business on March 6, 2015 with paper copies of our proxy statement and our annual report. In future years, as permitted by Securities and Exchange Commission (“SEC”) rules, we expect to make our proxy statement and our annual report available to many of our stockholders via the Internet rather than by mail.

Who May Vote

If you were a stockholder of record at the close of business on the record date of March 6, 2015, you are eligible to vote at the meeting. Each share of our common stock that you own entitles you to one vote. Shares may not be voted cumulatively.

As of the record date, 46,535,951 shares of our common stock were outstanding.

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of the shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded to you these proxy materials, along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of non-routine items, your shares will be considered “broker non-votes” on those proposals.

2015 Proxy Statement	1

Information About Our Annual Meeting How Withhold Votes and Abstentions Will be Counted

How To Vote

If you are the record holder of shares of our common stock as of the record date, you may vote by using the Internet or telephone, by completing and returning the enclosed proxy card by mail, or by voting in person at the meeting. To vote by telephone or Internet, see the instructions on the proxy card and have the proxy card available when you access the Internet website or place your telephone call. To vote your proxy by mail, or by voting in person at the meeting, mark your vote on the proxy card, then follow the instructions on the card to return it by mail.

If your shares are held in street name, please follow the instructions on the voting instruction card to vote your shares.

If you are the record holder of your shares and you attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a power of attorney or proxy from their record holder to do so.

If you return a completed and properly signed proxy card prior to the meeting, or if you vote by telephone or the Internet prior to the meeting, the persons named as proxies on the proxy card will vote your shares according to your directions. The voting results will be certified by independent Inspectors of Election.

If you are a stockholder of record and you sign and return your proxy card, or if you vote using the Internet or by telephone, but you do not specify how you want to vote your shares, the persons named as proxies on the proxy card will vote your shares as follows:

▶	FOR the election of directors named in this proxy statement;

▶	FOR ratification of the selection of our independent auditors;

▶	FOR approval of the compensation of our named executive officers; and

▶	FOR approval of a vote on compensation of our named executive officers on an annual basis.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies on the proxy card will vote as recommended by the Board of Directors or, if no recommendation is given, in their discretion.

Effect of Not Instructing

Your Broker

Routine Matters. If your shares are held in street name and you do not instruct the broker on how to vote your shares, your broker may choose to leave your shares unvoted or to vote your shares on routine matters. “Proposal 2. Ratification of Auditors” is the only routine matter on the agenda at this year’s Annual Meeting.

Non-Routine Matters. Without instructions from you on how to vote your shares, your broker cannot vote your shares on non-routine matters, including Proposals 1, 3 and 4, resulting in what are known as “broker non-votes.” Broker non-votes will not be considered present or entitled to vote on non-routine matters and will also not be counted for the purpose of determining the number of votes cast on these proposals.

How Withhold Votes and Abstentions Will be

Counted

Election of Directors. “Withhold” votes for the election of directors will have no impact on the outcome of the vote. They will not be counted for the purpose of determining the number of votes cast or as votes “for” or “against” a nominee.

2	2015 Proxy Statement

Information About Our Annual Meeting Attending the Annual Meeting

Other Proposals. Abstentions will be counted:

▶	in determining the total number of shares entitled to vote on a proposal

▶	as votes against a proposal

How To

Revoke or Change

Your Vote

If you are a stockholder of record, there are several ways to revoke or change your vote:

▶	Mail a revised proxy card with a later date or a written notice of revocation with a later date to the Corporate Secretary of Halyard Health (the revised proxy card or notice of revocation must be received by close of business on April 29, 2015). Use the following address: 5405 Windward Parkway, Suite 100 South, Alpharetta, GA 30004.

▶	Use the Internet voting website or telephone voting procedures (the revocation or change must be completed by 1:00 a.m. Eastern time on April 30, 2015).

▶	Attend the meeting and vote in person. Please note that attendance at the meeting will not revoke a proxy if you do not actually vote at the meeting.

If you hold your shares in street name, the above options for changing your vote or revoking your instructions do not apply and you must follow the instructions received from your bank or broker to change your vote or revoke your proxy.

Votes

Required

There must be a quorum to conduct business at the Annual Meeting, which is established by having a majority of the shares of our common stock present in person or represented by proxy. If you vote, your shares will be included in the number of shares to establish the quorum. Abstentions (or “Withhold” votes for the elections of directors) or proxy cards returned without voting instructions and broker non-votes will be counted as present for the purpose of determining whether the quorum requirement is satisfied.

Election of Directors. A director nominee will be elected if he or she receives a plurality of the votes cast at the meeting in person or by proxy. As a result, the two directors receiving the greatest number of “FOR” votes will be elected. Shares cannot be voted for a greater number of persons than the number of nominees named.

Other Proposals or Matters. Approval requires the affirmative vote of a majority of shares that are present at the Annual Meeting in person or by proxy and entitled to vote on the proposal.

If you are a stockholder of record and you do not sign and return a proxy card or vote by telephone or the Internet, your shares will not count toward the quorum requirement and will not affect the outcome of any proposal at the Annual Meeting.

Attending

the Annual Meeting

If you are a stockholder of record, you or a duly appointed representative may attend the Annual Meeting in person. Returning your proxy card will not affect your right to attend the Annual Meeting and to vote in person. If you do plan to attend, we ask that you inform us electronically, by telephone, or by checking the appropriate box on your proxy form. This will assist us with meeting preparations and help to expedite your admittance.

If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with written proof of your share ownership as of the record date. This will enable you to gain admission to the meeting.

2015 Proxy Statement	3

Information About Our Annual Meeting Costs of Solicitation

If you need directions to the meeting, please contact Stockholder Services by telephone at 678-425-9273 or by e-mail at stockholder.services@hyh.com. Please bring a driver’s license or other photo-identification with you to the meeting to facilitate admission to the meeting.

Costs of Solicitation

Halyard Health will bear all costs of this proxy solicitation, including the cost of preparing, printing and delivering materials, and the out-of-pocket expenses of brokers, fiduciaries and other nominees who forward proxy materials to stockholders. In addition to mail and electronic means, our employees may solicit proxies by telephone or otherwise. Our employees will not receive additional compensation for such solicitations. We have retained D. F. King & Co., Inc. to aid in the solicitation at a cost of approximately $9,000 plus reimbursement of out-of-pocket expenses.

4	2015 Proxy Statement

Corporate Governance

Our governance structure and processes are based on a number of important governance documents including our Code of Conduct, Certificate of Incorporation, Corporate Bylaws, Corporate Governance Policies and our Board Committee Charters. These documents, which are available in the investors section of our website at www.halyardhealth.com, guide the Board and our management in the execution of their responsibilities.

Halyard Health believes that there is a direct connection between good corporate governance and long-term, sustained business success, and we believe it is important to uphold sound governance practices. As such, the Board reviews its governance practices and documents on an ongoing basis, considering changing regulatory requirements, governance trends, and issues raised by our stockholders. After careful evaluation, we may periodically make governance changes in view of these matters to maintain current good governance practices and promote shareholder value.

We believe we are in compliance with all applicable corporate governance requirements of the NYSE, the SEC, the Sarbanes-Oxley Act of 2002 and the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that have become effective as of the date of this proxy statement.

Board Leadership Structure

The Board has established a leadership structure that allocates responsibilities between our Chairman of the Board and Chief Executive Officer and our Lead Director. The Board believes that this allocation provides for dynamic Board leadership while maintaining strong independence and oversight.

Consistent with this leadership structure, at least once a quarter our Lead Director, who is an independent director, chairs executive sessions of our non-management directors. Members of the company’s senior management team do not attend these sessions.

Chairman and Chief Executive Officer Positions

Under current circumstances, it is the Board’s view that a combined Chairman and CEO, coupled with a predominantly independent board and a proactive, independent Lead Director, promotes candid discourse and responsible corporate governance. Combining these roles also helps maintain clear lines of accountability internally and allows Halyard Health’s leadership to speak with a single voice externally. The Board retains the discretion to separate the Chairman and Chief Executive Officer roles at any time if it deems that to be in our best interest.

Robert Abernathy serves as Chairman of the Board and Chief Executive Officer. After careful consideration, the Board believes that with the benefit of Mr. Abernathy’s thirty plus years of operational and management experience at Kimberly-Clark and Halyard Health, he has demonstrated the leadership and vision necessary to lead the Board and Halyard Health through our process of separating from Kimberly-Clark and establishing and executing our global business strategies. He maintains an investor-focused perspective, and his leadership has delivered strong performance. Mr. Abernathy serves in this combined role at the pleasure of the Board without an employment contract.

2015 Proxy Statement	5

Corporate Governance Board Meetings

Lead Director

Ronald Dollens serves as our independent Lead Director. Our Corporate Governance Policies outline the significant role and responsibilities of the Lead Director, which include:

▶	Chairing the Executive Committee

▶	Chairing the Governance Committee

▶	Chairing executive sessions at which non-management directors meet outside management’s presence, and providing feedback from such sessions to the Chief Executive Officer

▶	Coordinating the activities of the independent directors

▶	Providing input on agendas and schedules for Board meetings

▶	Leading the annual Board evaluation

▶	Leading (with the Chairman of the Compensation Committee) the Board’s review and discussion of the Chief Executive Officer’s performance

▶	Providing feedback to individual directors following their periodic evaluations

▶	Speaking on behalf of the Board and chairing Board meetings when the Chairman of the Board is unable to do so

▶	Acting as a direct conduit to the Board for stockholders, employees and others according to the Board’s policies

Director Independence

We believe our independent board helps ensure good corporate governance and strong internal controls.

Our Corporate Governance Policies, as adopted by the Board, provide independence standards consistent with the rules and regulations of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). Our independence standards can be found in Section 17 of our Corporate Governance Policies.

The Board has determined that all directors and nominees, except for Robert E. Abernathy, are independent directors and meet the independence standards in our Corporate Governance Policies. In making these determinations, the Board considered the following:

▶	We sold $375,000 of healthcare products to Lincare Holdings, Inc. in 2014, where Mr. Byrnes was Chairman of the Board.

The NYSE listing standards and our Corporate Governance Policies establish certain levels at which transactions are considered to have the potential to affect a director’s independence. The transaction listed above falls below those levels.

Board Meetings

Prior to our spin-off from Kimberly-Clark on October 31, 2014, our Board of Directors participated in orientation meetings designed to provide background on our businesses and management. Following the spin-off, the Board met once in December 2014. All of the directors attended in excess of 75 percent of the total number of meetings of the Board and the committees on which they served.

Although we do not have a formal policy with respect to director attendance at annual meetings, we expect that all directors, including those standing for election, will be in attendance at the Annual Meeting on April 30, 2015.

6	2015 Proxy Statement

Corporate Governance Board Committees

Board Committees

The standing committees of the Board include the Audit Committee, Compensation Committee, Governance Committee, and Executive Committee. In compliance with applicable NYSE corporate governance listing standards, the Board has adopted Charters for all Committees except the Executive Committee.

Our Committee Charters are available in the Investors section of our website at www.halyardhealth.com.

As set forth in our Corporate Governance Policies, the Audit, Compensation, and Governance Committees all have the authority to retain independent advisors and consultants, with all costs paid by Halyard Health.

Audit Committee

Chairman: Heidi Fields

Other members: Gary Blackford and Patrick O’Leary

The Board has determined that Ms. Fields is an “audit committee financial expert” under SEC rules and regulations. In addition, all Audit Committee members satisfy the NYSE’s financial literacy requirements and qualify as independent directors under our Corporate Governance Policies. See “Corporate Governance — Director Independence” for additional information on independent directors.

No member of the Audit Committee serves on the audit committees of more than three public companies. Under our Audit Committee Charter and NYSE corporate governance listing standards, if a member were to serve on more than three such committees, the Board would then determine whether this situation impairs the member’s ability to serve effectively on our Audit Committee, and we would post information about this determination on the Investors section of our website at www.halyardhealth.com.

Prior to our spin-off from Kimberly-Clark on October 31, 2014, the members of the Committee participated in an orientation meeting designed to provide background on our businesses and financial controls and related matters. Following the spin-off from Kimberly-Clark, the Committee met twice in 2014.

The Committee’s principal functions, as specified in its Charter, include:

▶	Overseeing:

†	the quality and integrity of our financial statements

†	our compliance programs together with our Governance Committee

†	our hedging strategies and policies

†	the independence, qualification and performance of our independent auditors

†	the performance of our internal auditors

▶	Selecting and engaging our independent auditors, subject to stockholder ratification

▶	Pre-approving all audit and non-audit services that our independent auditors provide

2015 Proxy Statement	7

Corporate Governance Board Committees

▶	Reviewing the scope of audits and audit findings, including any comments or recommendations of our independent auditors

▶	Establishing policies for our internal audit programs

▶	Overseeing our risk management program and receiving periodic reports from management on risk assessments, the risk management process, and issues related to the risks of managing our business

For additional information about the Audit Committee’s oversight activities with respect to our in 2014 financial statements, see “Proposal 2. Ratification of Auditors — Audit Committee Report.”

Compensation Committee

Chairman: Julie Shimer

Other members: John Byrnes and Maria Sainz. Ms. Sainz was appointed to the Compensation Committee effective February 1, 2015. Ronald Dollens served on the Committee from November 1, 2014 through February 1, 2015.

Each member of this Committee is an independent director. Prior to our spin-off from Kimberly-Clark on October 31, 2014, the members of the Committee participated in an orientation session designed to provide background on our executive compensation programs and related matters. Following our spin-off from Kimberly-Clark, the Committee met twice in 2014.

The Committee’s principal functions, as specified in its Charter, include:

▶	Establishing and administering the policies governing annual compensation and long-term compensation, including stock option awards, restricted stock awards and restricted share unit awards, such that the policies are designed to align compensation with our overall business strategy and performance

▶	Setting, after an evaluation of his overall performance, the compensation level of the Chief Executive Officer

▶	Determining, in consultation with the Chief Executive Officer, compensation levels and performance targets for our executive officers

▶	Setting annual targets and certifying awards for corporate performance under our corporate incentive compensation plans

▶	Overseeing:

†	leadership development for senior management and future senior management candidates

†	a periodic review of our long-term and emergency succession planning for the Chief Executive Officer and other key officer positions, in conjunction with our Board

†	key organizational effectiveness and engagement policies

▶	Annually reviewing our compensation policies and practices for the purpose of mitigating risks arising from these policies and practices that could reasonably have a material adverse effect

8	2015 Proxy Statement

Corporate Governance Board Committees

Roles of the Committee and the CEO in Compensation Decisions

Each year, the Committee reviews and sets the compensation of our executive officers, including our Chief Executive Officer. The Committee’s Charter does not permit the Committee to delegate to anyone the authority to establish any compensation policies or programs for the executive officers. With respect to officers that are not executive officers (our “non-executive officers”), our Chief Executive Officer has the authority to establish compensation programs and, subject to certain limits, to approve equity grants. However, only the Committee may make equity grants to our executive officers.

Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target annual compensation for each of the other executive officers. The Committee makes the final determination of the target annual compensation for each executive officer, including our Chief Executive Officer. While our Chief Executive Officer and Chief Human Resources Officer typically each attend Committee meetings, none of the other executive officers is present during the portion of the Committee meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee meetings when his compensation is set.

For additional information on the Committee’s processes and procedures for determining executive compensation, and for a detailed discussion of our compensation policies, see “Compensation Discussion and Analysis.”

Use of Compensation Consultants

The Committee’s Charter authorizes the Committee to retain advisors, including compensation consultants, to assist it in its work. The Committee believes that compensation consultants can provide important market information and perspectives that can help it determine compensation programs that best meet the objectives of our compensation policies. In selecting a consultant, the Committee evaluates the independence of the firm as a whole and of the individual advisors who will be working with the Committee.

The Committee retains an independent executive compensation consultant who, according to the Committee’s written policy, provides services solely to the Committee and not to Halyard Health. The Committee’s consultant has no other business relationship with Halyard Health and receives no payments from Halyard Health other than fees for services to the Committee. The consultant reports directly to the Committee and the Committee may replace the consultant or hire additional consultants at any time. The Committee has selected Meridian Compensation Partners, LLC as its independent consultant.

In 2014, the scope of activities for the Committee’s independent compensation consultant included:

▶	Conducting a review of the executive compensation peer group

▶	Reviewing and commenting on Halyard’s executive compensation programs established by Kimberly-Clark prior to the spin-off

▶	Attending Committee meetings

▶	Periodically consulting with the Chairman of the Committee

Committee Assessment of Consultant Conflicts of Interest. The Committee has reviewed whether the work provided by Meridian Compensation Partners raises any conflict of interest. Factors considered by the Committee include: (1) whether other services are provided to Halyard Health by the consultant; (2) what percentage of the consultant’s total revenue is made up of fees from

2015 Proxy Statement	9

Corporate Governance Board Committees

Halyard Health; (3) policies or procedures of the consultant that are designed to prevent a conflict of interest; (4) any business or personal relationships between individual consultants involved in the engagement and Committee members; (5) any shares of Halyard Health stock owned by individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on its review, the Committee does not believe that the compensation consultants that performed services to the Committee in 2014 have a conflict of interest with respect to the work performed for the Committee.

Committee Report

The Committee has reviewed the “Compensation Discussion and Analysis” section of this proxy statement and has recommended that it be included in this proxy statement. The Committee’s report is located at “Compensation Discussion and Analysis — Management Development and Compensation Committee Report.”

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2014 were Dr. Shimer and Messrs. Byrnes and Dollens. None of the members of the Compensation Committee was, during 2014, a current or former officer or employee of Halyard Health or Kimberly-Clark or has any relationship requiring disclosure under Item 404 of Regulation S-K. During 2014, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Governance Committee

Chairman: Ron Dollens

Other Members: Gary Blackford, John Byrnes, Heidi Fields, Patrick O’Leary, Julie Shimer, and Maria Sainz. Ms. Sainz joined the Committee on February 1, 2015 upon her election to the Board.

Each member of this Committee is an independent director. Prior to the spin-off from Kimberly-Clark on October 31, 2014, the members of the Committee attended an orientation session designed to provide them with background on our governance policies and practices and related matters. Following the spin-off, the Committee met once in 2014.

The Committee’s principal functions, as specified in its Charter, include the following:

▶	Overseeing the screening and recruitment of prospective Board members and making recommendations to the Board of Directors regarding specific director nominees, as well as overseeing the process for Board nominations

▶	Overseeing corporate governance matters, including developing and recommending to the Board changes to our Corporate Governance Policies

▶	Overseeing, with the Audit Committee, certain of our compliance activities

▶	Advising the Board on:

†	Board organization, membership, function, performance and compensation

†	committee structure and membership

†	policies and positions regarding significant stockholder relations issues

10	2015 Proxy Statement

Corporate Governance Other Corporate Governance Policies and Practices

▶	Reviewing director independence standards and making recommendations to the Board with respect to the determination of director independence

▶	Monitoring and recommending improvements to the Board’s practices and procedures

▶	Reviewing stockholder proposals and considering how to respond to them

The Committee, in accordance with its Charter and our Certificate of Incorporation, has established criteria and processes for director nominations, including those proposed by stockholders. Those criteria and processes are described in “Proposal 1. Election of Directors — Process and Criteria for Nominating Directors” and “Other Information — Stockholder Nominations for Board of Directors.”

Executive Committee

Chairman: Ron Dollens (Lead Independent Director)

Other Members: Robert Abernathy, Heidi Fields, and Julie Shimer

The Committee did not meet in 2014.

The Committee’s principal function is to exercise, when necessary between Board meetings, the Board’s powers to direct our business and affairs. Accordingly, the Committee has no regular scheduled meetings and it is expected that the Committee will meet each year infrequently or not at all.

Communicating with Directors

The Board has established a process by which stockholders and other interested parties may communicate with the Board, including the Lead Director. That process can be found in the Investors section of our website at www.halyardhealth.com.

Other Corporate Governance Policies and Practices

Corporate Governance Policies. The Board of Directors adopted Corporate Governance Policies in 2014. These policies guide Halyard Health and the Board on matters of corporate governance, including: director responsibilities, Board committees and their Charters, director independence, director compensation and performance assessments, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. To see these policies, go to the Investors section of our website at www.halyardhealth.com.

Code of Conduct. Halyard Health has a Code of Conduct that applies to all of our directors, executive officers and employees, including our Chief Executive Officer, Chief Financial Officer and Vice President and Controller. It is available in the Investors section of our website at www.halyardhealth.com. Any amendments to or waivers of our Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or Vice President and Controller will also be posted at that location.

Board and Management Roles in Risk Oversight. The Board is responsible for providing risk oversight with respect to our operations. In connection with this oversight, the Board particularly focuses on our strategic and operational risks, as well as related risk mitigation. In addition, the Board reviews and oversees management’s response to key risks facing Halyard Health.

The Board’s committees review particular risk areas to assist the Board in its overall risk oversight of Halyard Health:

▶	The Audit Committee oversees our risk management program, with a particular focus on our internal controls, compliance programs, financial statement integrity and fraud risks, and

2015 Proxy Statement	11

Corporate Governance Other Corporate Governance Policies and Practices

related risk mitigation. In connection with this oversight, the Audit Committee receives regular reports from management on risk assessments, the risk management process, and issues related to the risks of managing our business. The Audit Committee also receives an annual enterprise risk management update, which discusses our key financial, strategic, operational and compliance risks.

▶	The Compensation Committee reviews the risk profile of our compensation policies and practices. This process includes a review of an assessment of our compensation programs, as described in “Compensation Discussion and Analysis — Analysis of Compensation-Related Risks.”

▶	The Governance Committee monitors risks relating to governance matters and certain compliance matters and recommends appropriate actions in response to those risks.

Complementing the Board’s overall risk oversight, our senior executive team identifies and monitors key enterprise-wide and business unit risks, providing the basis for the Board’s risk review and oversight process. Our senior management team is supported by management members from core business units and from our finance, treasury, information technology, global risk management, compliance and legal functions. Management identifies significant risks for review and updates our policies for risk management in areas such as hedging, foreign currency and country risks, product liability, property and casualty risks, and supplier and customer risks. The Board believes the allocation of risk management responsibilities described above supplements the Board’s leadership structure by allocating risk areas to an appropriate committee for oversight, allows for an orderly escalation of issues as necessary, and helps the Board satisfy its risk oversight responsibilities.

Whistleblower Procedures. The Audit Committee has established procedures for receiving, recording and addressing any complaints we receive regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission, by our employees or others, of any concerns about our accounting or auditing practices. We also maintain a toll-free Code of Conduct telephone line and a website, each allowing our employees and others to voice their concerns anonymously.

Management Succession Planning. In conjunction with the Board, the Compensation Committee is responsible for periodically reviewing the long-term management development plans and succession plans for the Chief Executive Officer and other key officers, as well as the emergency succession plan for the Chief Executive Officer and other key officers if any of these officers unexpectedly becomes unable to perform his or her duties.

Disclosure Committee. We have established a Disclosure Committee to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC. This committee is composed of members of management and is chaired by our Vice President and Controller.

No Executive Loans. We do not extend loans to our executive officers or directors and therefore do not have any such loans outstanding.

Charitable Contributions. The Governance Committee has adopted guidelines for the review and approval of charitable contributions by Halyard Health to organizations or entities with which a director or an executive officer may be affiliated. We will disclose in the Investors section of our website at www.halyardhealth.com any contributions made by us to a tax-exempt organization under the following circumstances:

▶	An independent director serves as an executive officer of the tax-exempt organization; and

▶	If within the preceding three years, contributions in any single year from Halyard Health to the organization exceeded the greater of $1 million or 2 percent of the tax-exempt organization’s consolidated gross revenues.

12	2015 Proxy Statement

Proposal 1.

Election of Directors

Our Board is divided into three classes, as required by our Certificate of Incorporation, with one class of directors elected each year for a three-year term. As of the date of this proxy statement, the Board of Directors consists of eight Directors including Maria Sainz who was elected to the Board by the Board of Directors effective February 1, 2015. Two of the directors have terms that expire at this year’s Annual Meeting (Class of 2015), three have terms that expire at next year’s Annual Meeting (Class of 2016), and three have terms that expire at the 2017 Annual Meeting (Class of 2017).

The two nominees standing for election at the Annual Meeting are being nominated to serve for a term to expire at the 2018 Annual Meeting of Stockholders (Class of 2018), and until their successors have been duly elected and qualified. All nominees have advised us that they will serve if elected; however, should any nominee become unable to serve, the Board may reduce the number of directors to be elected or select a substitute nominee. If the Board selects a substitute nominee, the shares represented by valid proxies will be voted for the substitute nominee, other than shares voted “Withhold” with respect to the original nominee.

Given the independent status of the nominees, if all nominees are elected at the Annual Meeting, seven of the eight directors on our Board will be independent directors.

Process and Criteria for Nominating Directors

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer and the Lead Director. The Committee therefore recommends to the Board any new appointments and nominees for election as directors at our annual meeting of stockholders. It also recommends nominees to fill any vacancies. As provided in our Certificate of Incorporation, the Board may elect a new director when a vacancy occurs between annual meetings of stockholders.

The Committee may receive recommendations for Board candidates from various sources, including our directors, management and stockholders. Stockholders may submit recommendations for Board candidates to the Chairman of the Governance Committee at Halyard Health, Inc., c/o Corporate Secretary, 5405 Windward Parkway, Suite 100 South, Alpharetta, GA 30004. Board candidates recommended by stockholders are evaluated using the same criteria as candidates recommended by other sources. In addition, the Governance Committee periodically retains a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Committee. The Committee also has a process for considering nominations submitted by stockholders. For details on this process, see “Other Information — Stockholder Nominations for Board of Directors.”

The Committee believes that the criteria for director nominees should foster effective corporate governance, support our strategies and businesses, take diversity into account and ensure that our directors, as a group, have an overall mix of the attributes needed for an effective Board. The criteria should also support the successful recruitment of qualified candidates.

Qualified candidates for director are those who, in the judgment of the Committee, possess all of the personal attributes and a sufficient mix of the experience attributes listed below to ensure effective service on the Board.

2015 Proxy Statement	13

Proposal 1. Election of Directors Committee Review of Attributes of Current Directors

PERSONAL ATTRIBUTES

Leadership ▶ Lead in personal and professional lives.	Collaborative ▶ Actively participate in Board and committee matters.	Ability to communicate ▶ Possess good interpersonal skills.

Ethical Character ▶ Possess high standards for ethical behavior.	Independence ▶ Independent of management and Halyard Health (for non- management directors only).	Effectiveness ▶ Bring a proactive and solution-oriented approach.

EXPERIENCE ATTRIBUTES

ATTRIBUTE	FACTORS THAT MAY BE CONSIDERED
Financial acumen Has good knowledge of business finance and financial statements

▶   Satisfies the financial literacy requirements of the NYSE

▶   Qualifies as an audit committee financial expert under the rules and regulations of the SEC

▶   Has an accounting, finance or banking background

General business experience Possesses experience that will aid in judgments concerning business issues	▶ Has leadership experience as a chief or senior executive officer ▶ Has experience setting compensation
Industry knowledge Possesses knowledge about our industries	▶ Has substantial knowledge of the healthcare industry, including with respect to caregiving, cost reimbursement or regulatory environment ▶ Has governance/public company board experience
Diversity of background and viewpoint Brings to the Board an appropriate level of diversity

▶   Brings a diverse viewpoint that is representative of our customer, consumer, employee and stockholder base

▶   Provides a different perspective (stemming, for example, from an academic background or experience from outside the healthcare industries)

Special business experience Possesses global management experience and experience with healthcare supplies and medical devices	▶ Has international experience ▶ Has a track record of successful innovation ▶ Has supply chain management expertise

14	2015 Proxy Statement

Proposal 1. Election of Directors The Nominees

Committee Review of Attributes of Current Directors

The Governance Committee has reviewed the background of each of our current directors and their service on the Board in light of the personal and experience attributes described above. The Committee has determined that each director possesses all of the personal attributes as well as a sufficient mix of the experience attributes.

For details about each director’s specific experience attributes, see “The Nominees” and “Directors Continuing in Office” below.

Diversity of Directors

As noted above, the Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for directors. As a result, the Committee seeks to have a diverse Board that is representative of our customer, consumer, employee and stockholder base. While the Committee carefully considers this diversity when considering nominees for director, the Committee has not established a formal policy regarding diversity in identifying director nominees.

The Nominees

The following two individuals are nominated for election to the Board of Directors for a three-year term expiring at the 2018 Annual Meeting of Stockholders (Class of 2018):

Gary D. Blackford, age 57, was elected to our Board in October 2014. Mr. Blackford was the
Chairman of the Board and Chief Executive Officer of Universal Hospital Services, Inc. (“UHS”), a
leading, nationwide provider of medical technology outsourcing and services to the health care industry, from 2002 until February 6, 2015. Mr. Blackford was the Chief Executive Officer of
Curative Health Services, Inc., a specialty pharmacy and health services company, from 2001 to
2002. He was also the Chief Executive Officer of ShopforSchool, Inc., from 1999 to 2001.
Mr. Blackford has been a director of Wright Medical Group, Inc. (WMGI), since 2008.
Mr. Blackford has been selected to serve as a director of our Board of Directors due to his executive leadership experience as a chief executive officer, financial literacy and experience in finance and accounting, international experience, and governance and public company board experience.

Patrick J. O’Leary, age 57, was elected to our Board in October 2014. Mr. O’Leary served as Executive Vice President and Chief Financial Officer of SPX Corporation, a global industrial and technological services and products company, from December 2004 until August 2012, when he retired. Prior to that time, he served as Chief Financial Officer and Treasurer of SPX Corporation from October 1996 to December 2004. Mr. O’Leary has been a director of PulteGroup, Inc. (NYSE: PHM), since 2005. Mr. O’Leary has been selected to serve as a director of our Board of Directors due to his executive leadership experience as a chief financial officer, financial literacy and experience in finance and accounting, international experience, and governance and public company board experience.

The Board of Directors unanimously recommends a vote FOR the election of each of the two nominees for director named above.

2015 Proxy Statement	15

Proposal 1. Election of Directors Directors Continuing in Office

Directors Continuing in Office

The following members of the Board of Directors are continuing in office and have terms expiring as indicated below:

Term Expiring at the 2016 Annual Meeting (Class of 2016):

John P. Byrnes, age 56, was elected to our Board in October 2014. Mr. Byrnes has served as the Chairman of the Board of Lincare Holdings, Inc. (“Lincare”), a provider of home respiratory care, infusion therapy and medical equipment, since March 2000 and as a director of Lincare since May 1997. Mr. Byrnes was the Chief Executive Officer of Lincare from 1997 until 2012. Mr. Byrnes also served as Lincare’s President from June 1996 until April 2003. Prior to becoming Lincare’s President, Mr. Byrnes served in a number of capacities at Lincare over a ten-year period, including serving as Chief Operating Officer throughout 1996. Mr. Byrnes was a director of Kinetic Concepts, Inc. from January 2003 until February 2011 and of U.S. Renal Care, Inc. from August 2005 until 2012. Mr. Byrnes has been selected to serve as a director of our Board of Directors due to his leadership experience as a chief executive, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

Maria Sainz, age 49, was elected to our Board effective February 1, 2015. Ms. Sainz has served as the President and CEO of Cardiokinetix, a medical device company pioneering a catheter-based treatment for heart failure, since May 2012. She was the President and CEO of Concentric Medical, Inc., a developer of minimally invasive products for the treatment of acute ischemic stroke, from April 2008 until May 2012. In October 2011, Concentric Medical was acquired by Stryker Corporation, a medical technology company, where she was named General Manager of the business unit of Stryker Neurovascular. From 2006 to 2008, Ms. Sainz led integration activities following the acquisition of Guidant Corporation by Boston Scientific. From February 2003 through July 2006, Ms. Sainz served as President of the Cardiac Surgery division of Guidant Corporation. From January 2001 through February 2003, Ms. Sainz served as Vice President, Global Marketing for the Vascular Intervention division of Guidant Corporation. From late 1998 through early 2001, Ms. Sainz served as Vice President of the Intermedics Cardiac Rhythm Management business of Guidant Corporation in Europe. Ms. Sainz has been selected to serve as a director of our Board of Directors due to her leadership experience as a chief executive, knowledge of, and experience in, the healthcare industry and international experience.

Dr. Julie Shimer, age 62, was elected to our Board in October 2014. Dr. Shimer is the Chairman of the Compensation Committee. She is currently a private investor and has 30 years of product development experience, including many years with major communications companies. From March 2007 to April 2012 she served as Chief Executive Officer of Welch Allyn, Inc., a manufacturer of frontline medical products and solutions, having served on the board of directors beginning in July 2002. Previously, Dr. Shimer was President and Chief Executive Officer of Vocera Communications, Inc., a provider of wireless communications systems, also serving on the board of directors. She also has served as general manager at 3Com Corporation and Motorola and has been a product development leader at Motorola and AT&T Bell Laboratories. Since March 2007, Dr. Shimer has been a director of Netgear, Inc., a home and small business network solutions provider, and since July 2013 she has served as a director of EarthLink Holdings Corp., a leading managed network and cloud services provider. She also has served as the Chairwoman of Empire State Development Corp., the State of New York’s economic development organization. Dr. Shimer has been selected to serve as a director of our Board of Directors due to her leadership experience as a chief executive, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

16	2015 Proxy Statement

Proposal 1. Election of Directors Directors Continuing in Office

Term Expiring at the 2017 Annual Meeting (Class of 2017):

Robert E. Abernathy, age 60, has been the Chairman of our Board of Directors and our Chief Executive Officer since our spin-off from Kimberly-Clark on October 31, 2014. He served as President Global Health Care of Kimberly-Clark from June 2014 until our spin-off from Kimberly-Clark on October 31, 2014. Prior to that he served as an Executive Vice President of Kimberly-Clark from November 2013 to June 2014 and prior to that served as Kimberly-Clark’s Group President — Europe, Global Nonwovens, and Continuous Improvement & Sustainability from 2012 to November 2013. He had overall responsibility for Kimberly-Clark’s Health Care business from 1997 to early 2004. His past responsibilities at Kimberly-Clark have also included overseeing its businesses in Asia, Latin America, Eastern Europe, the Middle East and Africa, as well as operations and major project management in North America. He was appointed Vice President — North American Diaper Operations in 1992; Managing Director of Kimberly-Clark Australia Pty. Limited in 1994; Group President — Developing and Emerging Markets in 2004; and Group President — North Atlantic Consumer Products in 2008. Mr. Abernathy currently serves as a director of RadioShack Corporation. Mr. Abernathy was selected to serve as the Chairman of our Board of Directors due to his leadership experience as our Chief Executive Officer and as an executive vice president of Kimberly-Clark, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

Ronald W. Dollens, age 68, was elected to our Board in October 2014. Mr. Dollens is the Lead Director of our Board of Directors, and, as such, serves as the Chairman of the Executive Committee. He is also the Chairman of the Governance Committee. Mr. Dollens retired as the President and Chief Executive Office of Guidant Corporation, a global producer of cardiovascular therapeutic devices and related products, in 2005 where he had served since its spin-off from Eli Lilly & Company in 1994. Prior to that time, he held various management positions at Eli Lilly & Company from 1972 until 1994. From 2000 until 2011, he served on the Board of Directors of Kinetic Concepts, Inc., a publicly-traded global medical technology company devoted to the discovery, development, manufacturing and marketing of innovative, high-technology therapies and products, and served as Chairman from 2005 until 2011. Mr. Dollens has also served on the Board of Directors of Abiomed, Inc. from 2006 until October 2010, and Beckman Coulter, Inc. from 1999 until April 2005. Mr. Dollens has been selected to serve as the Lead Director of our Board of Directors due to his leadership experience as chief executive, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

Heidi K. Fields, age 60, was elected to our Board in October 2014. Ms. Fields is the Chairman of the Audit Committee. Ms. Fields retired as the Executive Vice President and Chief Financial Officer of Blue Shield of California, a not-for-profit health plan provider, where she had served since 2003. Prior to that time, she served as the Executive Vice President and Chief Financial Officer of Gap, Inc., a multinational clothing and accessories retailer, from 1999 until 2003. Ms. Fields currently serves on the Board of Directors of Agilent Technologies, Inc. (NYSE: A) and on the Board of Directors of Financial Engines, Inc. (NASDAQ: FNGN). Ms. Fields has been selected to serve as a member of our Board of Directors due to her executive leadership experience as a chief financial officer, financial literacy and experience in finance and accounting, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

2015 Proxy Statement	17

Proposal 1. Election of Directors Director Compensation

Director Compensation

Directors who are not officers or employees of Halyard Health or any of our subsidiaries, affiliates or equity companies are “Outside Directors” for compensation purposes and are compensated for their services under our Outside Directors’ Compensation Plan. All independent directors currently on our Board are Outside Directors and are compensated under this Plan.

Our objectives for Outside Director compensation are:

▶	to attract qualified candidates for Board service

▶	to remain competitive with the median compensation paid to outside directors of comparable companies

▶	to keep pace with changes in practices in director compensation

▶	to reinforce our practice of encouraging stock ownership by our directors

In 2014, our Outside Director compensation was established based on the median non-management director compensation for our peers.

The table below shows how we structure Outside Director compensation:

Board Members

Cash retainer: $70,000 annually, paid in four quarterly payments at the beginning of each quarter.

Restricted share units: Annual grant with a value of $140,000, awarded and valued on the first business day of the year

Audit and Compensation Committee Chairs	Additional cash compensation of $15,000, paid in four quarterly payments at the beginning of each quarter
Lead Director	Additional cash compensation of $20,000, paid in four quarterly payments at the beginning of each quarter

New Outside Directors receive a pro-rated annual retainer and grant of restricted share units based on the month when they joined the Board.

We also reimburse Outside Directors for expenses incurred in attending Board or committee meetings.

Restricted share units are not shares of our common stock. Rather, restricted share units represent the right to receive a pre-determined number of shares of our common stock within 90 days following a “restricted period” that begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Board. In this way, they align the director’s interests with the interests of our stockholders. Outside Directors may not dispose of the units or use them in a pledge or similar transaction. Outside Directors also receive additional restricted share units equivalent in value to the dividends, if any, that would have been paid to them if the restricted share units granted to them were shares of our common stock.

18	2015 Proxy Statement

Proposal 1. Election of Directors 2014 Outside Director Compensation

2014 Outside Director Compensation

The following table shows the compensation paid to each Outside Director for his or her service in 2014:

Name	Fees Earned or Paid in Cash($)	Stock Awards($) (1)(2)	Total($)
Gary D. Blackford	17,500	35,000	52,500
John P. Byrnes	17,500	35,000	52,500
Ronald W. Dollens	22,500	35,000	57,500
Heidi K. Fields	21,250	35,000	56,250
Patrick O’Leary	17,500	35,000	52,500
Dr. Julie Shimer	21,250	35,000	56,250
Maria Sainz (3)	—	—	—

(1)	Amounts shown reflect the grant date fair value of those grants, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation (“ASC Topic 718”) for restricted share unit awards granted pursuant to our 2014 Outside Directors’ Compensation Plan. See Note [14] to our audited consolidated and combined financial statements included in our Annual Report on Form 10-K for 2014 for the assumptions used in valuing these restricted share units.

(2)	Restricted share unit awards were granted on November 7, 2014. Each director received 924 restricted share units, representing a pro-rated portion of the annual grant target.

(3)	Maria Sainz joined the Board on February 1, 2015 and therefore did not participate in our Outside Director Compensation program in 2014.

Other than the cash retainer and grants of restricted share units previously described, no Outside Director received any compensation or perquisites from Kimberly-Clark or Halyard Health for services as a director in 2014.

A director who is not an Outside Director does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the services.

2015 Proxy Statement	19

Proposal 2.

Ratification of Auditors

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. The Audit Committee is also responsible for overseeing the negotiation of the audit fees associated with retaining our independent auditors. To assure continuing auditor independence, the Audit Committee periodically considers whether a different audit firm should perform our independent audit work. Also, in connection with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its chairman are directly involved in the selection of the lead engagement partner.

For 2015, the Audit Committee has selected Deloitte & Touche LLP (along with its member firms and affiliates, “Deloitte”) as the independent registered public accounting firm to audit our financial statements. In engaging Deloitte for 2015, the Audit Committee utilized a review and selection process that included the following:

▶	a review of management’s assessment of the services Deloitte provided in 2014

▶	discussions, in executive session, with the Chief Financial Officer and the Vice President and Controller regarding their viewpoints on the selection of the 2015 independent auditors and on Deloitte’s performance

▶	discussions, in executive session, with representatives of Deloitte about their possible engagement

▶	Audit Committee discussions, in executive session, about the selection of the 2015 independent auditors

▶	a review and approval of Deloitte’s proposed estimated fees for 2015

▶	a review and assessment of Deloitte’s independence

The Audit Committee and the Board believe that the continued retention of Deloitte to serve as our independent auditor is in the best interests of Halyard Health and its stockholders, and they recommend that stockholders ratify this selection.

Representatives of Deloitte are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of Deloitte as our independent auditor. However, we are submitting the ratification to our stockholders as a matter of good corporate practice. If our stockholders fail to ratify the appointment of Deloitte, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such change would be in the best interest of Halyard Health and our stockholders.

The Board of Directors unanimously recommends a vote FOR ratification of Deloitte’s selection as Halyard Health’s auditor for 2015.

20	2015 Proxy Statement

Proposal 2. Ratification of Auditors Audit Committee Approval of Audit and Non-Audit Services

Principal Accounting Firm Fees

Our aggregate fees to Deloitte (excluding value added taxes) with respect to the fiscal years ended December 31, 2014 and 2013, were as follows:

	2014($)	2013($)
Audit Fees (1)	1,500,000	n/a
Audit-Related Fees (2)	4,074,750	n/a
Tax Fees (3)	119,000	n/a
All Other Fees	—	n/a

(1)	These amounts represent fees billed or expected to be billed for professional services rendered by Deloitte for the audit of Halyard Health’s annual financial statements for the fiscal year ended December 31, 2014, reviews of the financial statements included in Halyard Health’s Form 10-Qs, and other services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years, including: fees for consolidated financial audits, statutory audits, comfort letters, attest services, consents, assistance with and review of SEC filings and other related matters.

(2)	These amounts represent aggregate fees billed or expected to be billed by Deloitte for assurance and related services reasonably related to the performance of the audit or review of our financial statements for the fiscal years ended December 31, 2014, which are not included in the audit fees listed above. Included in these amounts are fees billed to Kimberly-Clark in connection with the audit of our financial statements in connection with our spin-off form Kimberly-Clark and included within our Form 10 filed with the SEC.

(3)	These amounts represent Deloitte’s aggregate fees for tax compliance, tax advice and tax planning for 2014.

Audit Committee Approval of Audit and

Non-Audit Services

Using the following procedures, the Audit Committee pre-approves all audit and non-audit services provided by Deloitte to Halyard Health:

▶	Before the first face-to-face Audit Committee meeting of the year, our Vice President and Controller prepares a detailed memorandum regarding non-audit services to be provided by Deloitte during the year. This memorandum includes the services to be provided, the estimated cost of these services, reasons why it is appropriate to have Deloitte provide these services, and reasons why the requested service is not inconsistent with applicable auditor independence rules;

▶	At the first face-to-face Audit Committee meeting each year, our Chief Financial Officer presents a proposal, including fees, to engage Deloitte for audit and non-audit services; and

▶	Before each subsequent meeting of the Audit Committee, our Vice President and Controller prepares an additional memorandum that includes updated information regarding the approved services and highlights any new audit and non-audit services to be provided by Deloitte. All new non-audit services to be provided are described in individual requests for services.

The Audit Committee reviews the requests presented in these proposals and memoranda and approves all services it finds acceptable.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees between meetings, as long as the additional or amended services do not affect Deloitte’s independence under applicable rules. Any actions taken under this authority are reported to the Audit Committee at its next meeting.

All Deloitte services and fees in 2014 were pre-approved by the Audit Committee or the Audit Committee Chairman, or by Kimberly-Clark’s Audit Committee or Audit Committee Chairman for periods prior to October 31, 2014.

2015 Proxy Statement	21

Proposal 2. Ratification of Auditors Audit Committee Report

Audit Committee Report

In accordance with its Charter adopted by the Board, the Audit Committee assists the Board in overseeing the quality and integrity of Halyard Health’s accounting, auditing and financial reporting practices.

In discharging its oversight responsibility for the audit process, the Audit Committee obtained from the independent registered public accounting firm (the “auditors”) a formal written statement describing all relationships between the auditors and Halyard Health that might bear on the auditors’ independence, as required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526, Communication with Audit Committees Concerning Independence, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the auditors, the quality and adequacy of Halyard Health’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the auditors all communications required by the PCAOB’s auditing standards, including those required by PCAOB AS 16, “Communication with Audit Committees.” Also, with and without management present, it discussed and reviewed the results of the auditors’ examination of our financial statements.

Management is responsible for preparing Halyard Health’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and for establishing and maintaining Halyard Health’s internal control over financial reporting. The auditors have the responsibility for performing an independent audit of Halyard Health’s financial statements, and expressing opinions on the conformity of Halyard Health’s financial statements with GAAP. The Audit Committee discussed and reviewed Halyard Health’s audited financial statements as of and for the fiscal year ending December 31, 2014, with management and the auditors.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that Halyard Health’s audited financial statements be included in Halyard Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC. The Audit Committee also has selected and recommended to stockholders for ratification the reappointment of Deloitte as the independent registered public accounting firm for 2015.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Heidi Fields, Chairman

Patrick O’Leary

Gary Blackford

22	2015 Proxy Statement

Proposal 3. Advisory Vote

to Approve Named Executive

Officer Compensation

In the Compensation Discussion and Analysis that follows, we describe in detail our executive compensation program, including its objectives, policies and components. As discussed in that section, our executive compensation program seeks to align the compensation of our executives with the objectives of our business plans and strategies. To this end, the Compensation Committee (the “Committee”) has adopted executive compensation policies that are designed to achieve the following objectives:

▶	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

▶	Focus on Long-Term Success. Reward executives for long-term strategic management and stockholder value enhancement.

▶	Stockholder Alignment. Align the financial interest of our executives with those of our stockholders.

▶	Quality of Talent. Attract and retain executives whose abilities are considered essential to our long-term success.

For a more detailed discussion of how our executive compensation program reflects these objectives and policies, including information about the fiscal year 2014 compensation of our named executive officers, see “Compensation Discussion and Analysis,” below.

We are asking our stockholders to support our executive compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote on the following non-binding resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved by the Corporation’s stockholders on an advisory basis.

The say-on-pay vote is advisory and is therefore not binding on Halyard Health, the Committee or our Board. Nonetheless, the Committee and our Board value the opinions of our stockholders. Therefore, to the extent there is any significant vote against the executive compensation as disclosed in this proxy statement, the Committee and our Board will consider our stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote FOR the approval of named executive officer compensation, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

2015 Proxy Statement	23

Compensation Discussion

and Analysis

Following our spin-off from Kimberly-Clark Corporation (“Kimberly-Clark”), we became an independent, publicly-traded company as of October 31, 2014 and our common stock began trading on the New York Stock Exchange on November 3, 2014. Prior to the spin-off, we were part of Kimberly-Clark and Kimberly-Clark’s management and/or its Management Development and Compensation Committee (the “Kimberly-Clark Committee”) were responsible for all compensation decisions relating to our named executive officers based on their roles at Kimberly-Clark. Our Compensation Committee (the “Halyard Committee”) is responsible for all compensation decisions relating to our named executive officers in 2015 and thereafter. This Compensation Discussion and Analysis (“CD&A”) is intended to provide investors with an understanding of the compensation policies and decisions regarding 2014 compensation for our named executive officers.

For 2014, our named executive officers are:

Named Executive Officer	Title
Robert E. Abernathy	Chairman of the Board and Chief Executive Officer
Steven E. Voskuil	Senior Vice President and Chief Financial Officer
Rhonda D. Gibby	Senior Vice President and Chief Human Resources Officer
Christopher M. Lowery	Senior Vice President and Chief Operating Officer
John W. Wesley	Senior Vice President, General Counsel and Chief Ethics and Compliance Officer

To assist stockholders in finding important information, this CD&A is organized as follows:

Compensation Executive Summary	25
Executive Compensation Objectives and Policies	26
Components of our Executive Compensation Programs	27
Setting Annual Compensation	28
Executive Compensation in 2014	30
Benefits and Other Compensation	40
Executive Compensation for 2015	42
Additional Information About our Compensation Practices	44

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Compensation Discussion and Analysis Compensation Executive Summary

Compensation Executive Summary

This executive summary provides a brief overview of our key accomplishments in 2014 and our key compensation principles and practices.

2014 HIGHLIGHTS

A substantial portion of 2014 was devoted to preparing for the spin-off from Kimberly-Clark and to begin operating as a separate independent publicly-traded company, while continuing to stay focused on our business and delivering results. Some key highlights from the year include:

•	Successfully recruiting a new board of directors that is composed of all independent directors other than our chief executive officer

•	Establishing the corporate governance structure for Halyard as a New York Stock Exchange listed company

•	Establishing the compensation philosophies of Halyard which focus on paying for performance, promoting long-term success, ensuring stockholder alignment, and acquiring quality talent

•	Supporting Kimberly-Clark’s key financial and strategic goals prior to the spin

•	Achieving our key financial goals following the spin

PERFORMANCE-BASED COMPENSATION

Pay-for-performance is a key objective of our compensation programs and was a key objective of Kimberly-Clark’s compensation program while we were a part of that company. Consistent with that objective, performance-based compensation constituted a significant portion of our named executive officers’ direct annual compensation targets for 2014. Also, to further align the financial interests of our executives with those of our stockholders, a majority of our executives’ target direct annual compensation for 2014 was equity-based.

COMPENSATION DESIGN PRINCIPLES AND GOVERNANCE PRACTICES

The design principles for our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholders’ long-term interests:

What We Do	What We Don’t Do

✓	Seek to pay for performance

✓	Perform an annual compensation risk assessment

✓	Utilize an independent compensation consultant

✓	Require that change-in-control agreements contain a double trigger

✓	Maintain share ownership guidelines and restrict pledging

✓	Benchmark our compensation practices to ensure executive compensation is consistent with market

✓	Short and long-term incentive payments are subject to caps

Ò	Maintain employment contracts

Ò	Provide excise tax gross-up on change-in-control agreements or on perquisites (other than on certain relocation benefits)

Ò	Allow repricing of underwater options without stockholder approval

Ò	Allow current payment of dividends or dividend equivalents on unearned long-term incentives

Ò	Provide more than minimal perquisites

Ò	Allow executive officers to engage in hedging transactions

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Compensation Discussion and Analysis Executive Compensation Objectives and Policies

COMMITTEE CONSIDERATION OF STOCKHOLDER ADVISORY VOTES ON COMPENSATION

Because we were not a separate independent public company last year, we have not previously solicited a stockholder advisor vote on executive compensation. Proposal 3 described elsewhere in the Proxy Statement seeks an advisory vote on our executive compensation program. The Halyard Committee will consider the results of that vote and determine whether to make any changes in light of the results.

Executive Compensation Objectives

and Policies

The Halyard Committee is responsible for establishing and administering our policies governing the compensation of our executive officers. The Halyard Committee will review our compensation philosophy annually, including determining whether this philosophy supports our business objectives and is consistent with the Committee’s charter.

Our executive compensation policies are designed to achieve the following objectives:

Objective	Description	Related Policies
Pay for Performance	Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.	The majority of pay varies with the levels at which annual and long-term performance goals are achieved. Performance goals are aligned with our strategies for sustained growth and profitability.
Focus on Long-Term Success	Reward executives for long-term strategic management and stockholder value enhancement.	A significant component of annual target compensation is in the form of performance-based restricted share units. The number of shares actually received on payout of these units depends on our performance over a three-year period.
Stockholder Alignment	Align the financial interest of our executives with those of our stockholders.	Equity-based awards make up the largest part of annual target compensation. Our executive officers also receive stock options, which vest over time and have value only if our stock value rises after the option grants are made. We also have other policies that link our executives’ interests with those of our stockholders, including target stock ownership guidelines.
Quality of Talent	Attract and retain highly-skilled executives whose abilities are considered essential to our long-term success as a global company.	The Halyard Committee reviews peer group data to ensure our executive compensation program remains competitive so we can continue to attract and retain this talent.

26	2015 Proxy Statement

Compensation Discussion and Analysis Components of Our Executive Compensation Program

These compensation objectives and policies seek to align the compensation of our executive officers with the objectives of our strategic business plan and goals. Our strategic business plans are designed to make Halyard Health a stronger and more competitive company and to increase our total return to stockholders by:

•	investing in innovation and growth initiatives

•	managing our businesses to balance growth, margin and cash flow

•	delivering sustainable margin improvement

•	providing disciplined capital management to improve return on invested capital and return cash to shareholders when and as determined to be appropriate

The compensation policies and objectives adopted by Halyard are substantially the same as those previously adopted by Kimberly-Clark.

Components of Our Executive Compensation Program

The table below gives an overview of the compensation components used in our executive officer compensation program and matches each with one or more of the objectives described above.

Component	Objectives	Purpose	Target Competitive Position
Base salary	Quality of talent	Provide annual cash income based on: • level of responsibility, performance and experience • comparison to market pay information	• Compared to median of peer group • Actual base salary will vary based on the individual’s performance and experience in the position
Annual cash incentive	Pay-for-performance Quality of talent	Motivate and reward achievement of the following annual performance goals: • corporate key financial goals • other corporate financial and strategic performance goals	• Target compared to median of peer group • Actual payout will vary based on actual corporate and business unit or staff function performance
Long-term equity incentive	Stockholder alignment Focus on long-term success Pay-for-performance Quality of talent

Provide an incentive to deliver stockholder value and to achieve our long-term objectives, through awards of:

• performance-based restricted share units

• stock option grants

Time-vested restricted share units may be granted from time to time for recruiting, retention or other purposes

• Target compared to median of peer group

• Actual payout of performance-based restricted share units will vary based on actual corporate performance

• Actual payout will also vary based on actual stock price performance

Retirement benefits	Quality of talent	Provide competitive retirement plan benefits through 401(k) plan and other defined contribution plans	• Benefits comparable to those of peer group
Perquisites	Quality of talent	Provide minimal market-based additional benefits	• Determined by the Halyard Committee
Post-termination compensation (severance and change of control)	Quality of talent

Encourage attraction and retention of executives critical to our long-term success and competitiveness:

• Severance Pay Plan, which provides eligible employees, including executives, with payments and benefits in the event of certain involuntary terminations

• Executive Severance Plan, which provides eligible employees, including executives, payments in the event of a qualified separation of service following a change of control

• Determined by the Halyard Committee

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Compensation Discussion and Analysis Setting Annual Compensation

Setting Annual Compensation

This section describes the processes followed in setting 2014 target annual compensation for our named executive officers. Prior to the spin-off, the Kimberly-Clark Committee set the 2014 annual compensation targets for Messrs. Abernathy and Wesley and Kimberly-Clark management established the 2014 annual compensation targets for Messrs. Voskuil and Lowery and Ms. Gibby. Kimberly-Clark also established the annual target compensation for the named executive officers following the spin subject to review and approval by the Halyard Committee.

FOCUS ON DIRECT ANNUAL COMPENSATION

In setting 2014 compensation for our executive officers, including our Chief Executive Officer, the Kimberly-Clark Committee and management focused on direct annual compensation, which consists of annual cash compensation (base salary and annual cash incentive) and long-term equity incentive compensation (performance-based restricted share units and stock options). The Kimberly-Clark Committee and management considered annual cash and long-term equity incentive compensation both separately and as a package to help ensure that the executive compensation objectives are met.

BENCHMARKING – EXECUTIVE COMPENSATION PEER GROUP

To ensure that our executive compensation program is reasonable and competitive in the marketplace, our program is compared to programs at other companies. In setting compensation for our named executive officers prior to the spin-off, the Kimberly-Clark Committee and management used the Kimberly-Clark compensation peer group. In setting the initial compensation for our named executive officers following the spin-off, Kimberly-Clark used the following peer group for Halyard executive compensation:

2014 Executive Compensation Peer Group
CONMED Corporation The Cooper Companies, Inc. C.R. Bard, Inc. DENTSPLY International Inc.	Edwards Lifesciences Corporation Haemonetics Corporation Hill-Rom Holdings, Inc. Invacare Corporation	ResMed Inc. STERIS Corporation Teleflex Incorporated West Pharmaceutical Services, Inc.

The peer group is intended to consist of companies with whom we compete for talent. We believe that we generally compete for talent with healthcare and medical device companies with annual revenues ranging from approximately one-half to two times our annual revenues.

For purposes of setting executive compensation for 2015, the Halyard Committee added the following seven companies to the peer group: Varian Medical Systems, Inc.; Hologic, Inc.; Sirona Dental Systems, Inc.; NuVasive, Inc.; Align Technology, Inc.; Integra Lifesciences Holding Corporation; and Greatbatch, Inc. The Halyard Committee, with the advice of the independent compensation consultant, determined that adding these companies to the peer group resulted in a more appropriate sized peer group than what was established by Kimberly-Clark for the initial 2014 compensation decisions.

The Halyard Committee (working with its independent compensation consultant), will review the executive compensation peer group annually to ensure that it continues to serve as an appropriate comparison for our compensation program.

PROCESS FOR SETTING DIRECT ANNUAL COMPENSATION TARGETS

In setting the direct annual compensation of our executive officers, both market data provided by the independent compensation consultant and information on the performance of each executive officer for prior years is evaluated. To remain competitive in the marketplace for executive talent, the target levels for the executive officers’ compensation components, including our Chief Executive Officer, are compared to the median of the peer group.

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Compensation Discussion and Analysis Setting Annual Compensation

To reinforce a pay-for-performance culture, targets for individual executive officers may be set above or below this median depending on the individual’s performance in prior years and experience in the position, as well as any applicable retention concerns. The Halyard Committee believes that comparing target levels to the median, setting targets as described above, and providing incentive compensation opportunities that will enable executives to earn above-target compensation if they deliver above-target performance on their performance goals, are consistent with the objectives of our compensation policies. In particular, the Halyard Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a pay-for-performance culture.

When setting annual compensation for our executive officers, the Halyard Committee considers each compensation component (base salary, annual cash incentive and long-term equity incentive), but its decision regarding a particular component does not necessarily impact its decision about other components.

In setting compensation for executive officers that join us from other companies, the Halyard Committee will evaluate both market data for the position to be filled and the candidate’s compensation history. The Halyard Committee recognizes that in order to successfully recruit a candidate to leave his or her current position and to join the Company, the candidate’s compensation package may have to exceed his or her current compensation, which could result in a package above the median of our peer group.

CEO DIRECT ANNUAL COMPENSATION

Mr. Abernathy’s direct annual compensation is determined in the same manner as the direct annual compensation of the other named executive officers. Mr. Abernathy’s and the other named executive officers 2014 direct annual target compensation was below the median of direct annual compensation of chief executive officers and comparable executive officers of companies included in the peer group. Kimberly-Clark established the below median targets because Mr. Abernathy and the other named executive officers were new to their roles at Halyard and each will be paid more than their compensation at Kimberly-Clark prior to the spin-off.

The difference between Mr. Abernathy’s compensation and that of the other named executive officers reflects the fact that Mr. Abernathy’s responsibilities for management and oversight of a global enterprise are significantly greater than those of the other executive officers. As a result, the market pay level for Mr. Abernathy is appropriately higher than the market pay for our other executive officer positions.

DIRECT ANNUAL COMPENSATION TARGETS FOR 2014

Consistent with the focus on direct annual compensation, Kimberly-Clark established pre-spin 2014 direct annual compensation targets for our named executive offices based on their roles and responsibility at Kimberly-Clark prior to the spin-off. Kimberly-Clark also established post-spin 2014 direct annual compensation targets for our named executive officers based on their new roles and responsibilities following the spin-off. The 2014 direct annual compensation targets established by Kimberly-Clark for each of our named executive officers were:

Name	Pre-spin 2014 Direct Annual Compensation Target ($)	Post-spin 2014 Direct Annual Compensation Target ($)
Robert E. Abernathy	3,343,000	4,650,000
Steven E. Voskuil	1,029,542	1,481,000
Rhonda D. Gibby	533,216	815,000
Christopher M. Lowery	749,000	1,683,750
John W. Wesley	762,500	1,000,000

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Compensation Discussion and Analysis Executive Compensation for 2014

These 2014 direct annual compensation target amounts differ from the amounts set forth in the Summary Compensation Table in the following ways:

•	Prior to the spin-off, each of our named executive officers had different roles at Kimberly-Clark and had different and lower annual targets.

•	Base salaries are adjusted each year on April 1, and the named executive officer’s base salary was adjusted again on November 1 following the spin-off, while the Summary Compensation Table includes salaries for the entire calendar year. See “Executive Compensation for 2014 – Base Salary.”

•	Annual cash incentive compensation is included at the target level, while the Summary Compensation Table reflects the actual amount earned for 2014.

•	Stock Awards and Option Awards in the Summary Compensation Table include the grant date fair value of 2014 awards under the Kimberly-Clark Equity Participation Plan which were forfeited at the time of the spin-off, as well as the grant date fair value of awards under the Halyard Equity Participation Plan intended to replace the value of those forfeited 2014 wards, while the direct annual target compensation above includes only one such grant.

•	Stock Awards and Option Awards in the Summary Compensation Table include the grant date fair value of awards under the Halyard Equity Participation Plan which were intended to replace the value of unvested equity awards granted under the Kimberly-Clark Equity Participation Plan prior to 2014 that were forfeited at the time of the spin-off, while the direct annual target compensation above does not include the prior year equity awards.

•	In setting direct annual compensation targets, increases in pension or deferred compensation earnings or other compensation are not included, while those amounts are required to be included in the Summary Compensation Table.

Executive Compensation

for 2014

To help achieve the objectives discussed above, our executive compensation program for 2014 consists of fixed and performance-based components, as well as short-term and long-term components.

BASE SALARY

To attract and retain high caliber executives, we pay our executives an annual fixed salary that we believe to be competitive in the marketplace.

Salary ranges and individual salaries for executive officers are reviewed annually, and salary adjustments generally are effective on April 1 of each year. In determining individual salaries, salary levels for similar positions at our peer group companies are considered, as well as the executive’s performance and experience in his or her position. This performance evaluation is based on how the executive performs during the year against results-based objectives established at the beginning of the year. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the median of our peer group companies. However, executives may be paid above or below the median depending on their experience and performance. From time to time, if warranted, executives and other employees may receive additional salary increases because of promotions, changes in duties and responsibilities, retention concerns, or market conditions.

30	2015 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2014

The base salaries for our named executive officers prior to the spin-off were based on their roles and responsibilities at Kimberly-Clark. Following the spin-off, the base salaries of our named executive officers were increased to reflect their new roles and responsibilities at the Company. The following table shows the 2014 base salaries in effect for each named executive officer both prior to and after the spin-off:

Name	2014 Pre-spin Base Salary as of January 1 ($)	2014 Pre-spin Base Salary as of April 1($)	2014 Post-spin Base Salary as of November 1 ($)
Robert E. Abernathy	780,000	780,000	825,000
Steven E. Voskuil	351,858	357,769	430,000
Rhonda D. Gibby	240,860	250,494	310,000
Christopher M. Lowery	300,000	306,000	475,000
John W. Wesley	310,000	315,000	375,000

ANNUAL CASH INCENTIVE PROGRAM

Consistent with our pay-for-performance compensation objective, our executive compensation program includes an annual cash incentive program to motivate and reward executives in achieving annual performance objectives.

2014 Targets

The target payment amount for annual cash incentives is a percentage of the executive’s base salary. The range of possible payouts is expressed as a percentage of the target payment amount. These ranges are set based on competitive factors. Each of the named executive officers participated in Kimberly-Clark’s annual cash incentive program prior to the spin-off (January 1 through October 31, 2014) and in Halyard’s annual cash incentive program following the spin-off (November 1 through December 31, 2014), and the target payment amounts are prorated for the applicable portion of the year. The following table sets forth the target payment amounts and range of possible payouts for both the pre-spin and post-spin periods in 2014:

TARGET PAYMENT AMOUNTS AND RANGE OF POSSIBLE PAYOUTS

FOR 2014 ANNUAL CASH INCENTIVE PROGRAM

	Pre-spin Period		Post-spin Period
	Target Payment Amount	Range of Potential Payout	Target Payment Amount	Range of Potential Payout
Robert E. Abernathy	85% of base salary	0% -200% of pro-rated target payment amount	100% of base salary	0% - 100% of pro-rated target payment amount
Steven E. Voskuil	55% of base salary	0% -200% of pro-rated target payment amount	70% of base salary	0% - 100% of pro-rated target payment amount
Rhonda D. Gibby	45% of base salary	0% -200% of pro-rated target payment amount	50% of base salary	0% -100% of pro-rated target payment amount
Christopher M. Lowery	50% of base salary	0% -200% of pro-rated target payment amount	85% of base salary	0% -100% of pro-rated target payment amount
John W. Wesley	50% of base salary	0% -200% of pro-rated target payment amount	60% of base salary	0% -100% of pro-rated target payment amount

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Compensation Discussion and Analysis Executive Compensation for 2014

2014 Performance Goals, Performance Assessments and Payouts

Payment amounts under the annual cash incentive program are dependent on performance measured against goals established at the beginning of the year for the pre-spin program and at the beginning of November 2014, for the post-spin program. These performance goals are derived from Kimberly-Clark’s or our financial and strategic goals, as the case may be.

PRE-SPIN-OFF (KIMBERLY-CLARK PROGRAM).

As shown in the table below, three different performance goals were established for the pre-spin period of 2014. Each performance goal was weighted for each executive. The weightings chosen were intended to strike an appropriate balance between aligning each executive’s individual objectives with Kimberly-Clark’s overall corporate objectives and holding the executive accountable for performance in the executive’s particular area of responsibility.

KIMBERLY-CLARK ANNUAL CASH INCENTIVE PROGRAM

2014 PERFORMANCE GOALS AND WEIGHTS

		Robert E. Abernathy	Steven E. Voskuil	Rhonda D. Gibby	Christopher M. Lowery	John W. Wesley
Element 1:	Corporate key financial and strategic performance goals	50%	30%	30%	30%	30%
Element 2:	Business unit key financial goals	35%	49%	49%	49%	49%
Element 3:	Additional business unit financial and strategic performance goals	15%	21%	21%	21%	21%

For the pre-spin period, the Kimberly-Clark Committee determined the extent to which each goal was met in 2014 and the resulting payout. Below we describe the three elements of performance, explain how the Kimberly-Clark Committee assessed the performance of each element, and show the payouts that were determined in each case.

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Compensation Discussion and Analysis Executive Compensation for 2014

ELEMENT 1: CORPORATE KEY FINANCIAL AND STRATEGIC PERFORMANCE GOALS

For 2014, the Kimberly-Clark Committee chose the following as corporate key financial goals for the Kimberly-Clark annual cash incentive program:

2014 Goal	Explanation	Reason for Use as a Performance Measure
Adjusted Net Sales	Net sales for 2014(1)	A key indicator of overall growth

Adjusted EPS	Consists of diluted net income per share that was then adjusted to eliminate the effect of items or events that the Kimberly-Clark Committee determined in its discretion should be excluded for compensation purposes(1)(2)	A key indicator of overall performance
Adjusted Operating Profit Return on Sales (“OPROS”)	After adjusted net sales and adjusted EPS are determined as described above, a multiplier based on adjusted OPROS was applied to the calculation result to determine the final payout percentage(1)(3)	A measure of margin efficiency and a helpful method of tracking cost structure performance

(1)	For purposes of the annual incentive program, the Kimberly-Clark Committee added the amounts below to the calculation of net sales, earnings per share and OPROS to neutralize the impact of the Halyard Health spin-off on October 31, 2014 on these full-year performance metrics.

Adjusted Net Sales	$1.59 billion
Adjusted EPS	$0.08
Adjusted OPROS	40 bps

The	adjustments represent the estimated net sales, earnings per share and OPROS that the health care business would have contributed to Kimberly-Clark in November and December had the spin-off not occurred. Each adjustment represents, (a) for January through October, the actual results of the healthcare business (which Kimberly-Clark reported as discontinued operations in its 2014 Annual Report on Form 10-K), and (b) for November and December, the difference between Kimberly-Clark’s actual results and pro-forma results determined by multiplying its actual year-to-date performance for January through October, expressed as a percentage of target, by the target performance level attributable to November and December.

(2)	In addition to the adjustments for the lost business due to the Halyard Health spin-off, in 2014 the following adjustments were made by the Kimberly-Clark Committee to diluted net income per share to determine adjusted EPS:

Kimberly-Clark Diluted Net Income Per Share	$4.04
Adjustment for:
• Add – Charges related to exchange rate change in Venezuela	1.22
• Add – Charges related to costs of Halyard Health spin-off	0.37
• Add – Charges related to 2014 organizational restructuring	0.25
• Add – Charges related to regulatory dispute in Middle East	0.05
• Add – Charges related to Kimberly-Clark European strategic changes	0.08
Kimberly-Clark Adjusted EPS	$6.01

As described above in footnote 1, an additional $0.08 was added to Kimberly-Clark’s 2014 EPS for the Halyard Health spin-off, resulting in Kimberly-Clark 2014 adjusted EPS of 6.09.

(3)	For purposes of determining annual cash incentive amounts, Kimberly-Clark calculated adjusted OPROS using its reported financial results, adjusted for the same items described above in determining adjusted EPS.

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Compensation Discussion and Analysis Executive Compensation for 2014

At the beginning of 2014, the Kimberly-Clark Committee also established additional corporate financial and strategic performance goals that are intended to challenge its executives to exceed long-term objectives. These additional performance goals related to Quality of Earnings, Brand Equity and Market Performance, Innovation and Diversity and Inclusion.

At the end of the year, the Kimberly-Clark Committee determined a payout percentage based on its assessment of the degree to which the key financial and strategic performance goals were achieved. To determine the payout percentage for Element 1, the Kimberly-Clark Committee followed the following process:

First, it determined an initial payout percentage based on how Kimberly-Clark performed against the adjusted net sales and adjusted EPS goals. For 2014, the Kimberly-Clark Committee set these goals and the corresponding initial payout percentages at the following levels:

Measure (each weighted 50%)	Range of Performance Levels
	Threshold	Target	Maximum
Kimberly-Clark Adjusted Net Sales (billions)	$19.95	$21.45	$22.95
Kimberly-Clark Adjusted EPS	$5.65	$6.10	$6.55
Initial Payout Percentage	0%	100%	200%

Second, the Kimberly-Clark Committee applied a multiplier to this initial payout percentage. The multiplier is based on how Kimberly-Clark performed against its adjusted OPROS goals. Depending on the level of basis point improvement in adjusted OPROS, the multiplier may either decrease or increase the initial payout percentage (but the amount of the final payout percentage cannot exceed a 200 percent cap).

For 2014, the Kimberly-Clark Committee set the following ranges for this adjusted OPROS multiplier:

Range of Performance Levels
	Threshold	Target	Maximum
Adjusted OPROS (bps improvement)	0 bps	50 bps	100 bps
Adjusted OPROS Multiplier Applied to Initial Payout Percentage	0.8 x	1.0 x	1.2 x

Third, the Kimberly-Clark Committee assessed the performance of the additional financial and strategic performance goals. The Kimberly-Clark Committee did not use a formula to assess the performance of these goals but instead took a holistic approach and considered performance of all the goals collectively. Although it does review each goal separately, the key consideration for the Kimberly-Clark Committee is how it views Kimberly-Clark’s performance for the year in all of these categories, taken as a whole.

Actual results and actual payout percentages for Element 1. For 2014, the Kimberly-Clark Committee determined that Kimberly-Clark’s adjusted net sales were $21.31 billion and its adjusted EPS were $6.09. Based on these results, the Kimberly-Clark Committee determined the initial payout percentage to be 94 percent. To this percentage, Kimberly-Clark then applied an adjusted OPROS multiplier of 1.12, which was based on the actual 2014 improvement of 80 bps. The Committee also determined that additional Quality of Earnings, Brand Equity and Market Performance, Innovation and Diversity and Inclusion objectives for 2014 were met or exceeded. After taking into account performance on all of these goals under Element 1, the Kimberly-Clark Committee determined that the payout percentage for achieving the corporate key financial goals and the additional financial and strategic performance goals should be 105 percent of target.

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Compensation Discussion and Analysis Executive Compensation for 2014

ELEMENT 2: BUSINESS UNIT KEY FINANCIAL GOALS

For 2014, the following healthcare business unit key financial goals for the Kimberly-Clark annual cash incentive program were chosen:

2014 Goal	Explanation	Reason for Use as a Performance Measure
Health Care Net Sales	Net sales for 2014	A key indicator of overall growth
Health Care Operating Profit	Healthcare operating profit for 2014	A key indicator of performance
Health Care Cash Conversion Cycle	Improvement in cash conversion cycle	A measure of operational efficiency

The goals and ranges of potential payouts were established at the beginning of 2014. The table below show those goals and ranges which have been prorated for the pre-spin period (January 1 through October 31, 2014):

Measure (each weighted 50%)	Range of Performance Levels
	Threshold	Target	Maximum
Health Care Net Sales (millions)	$1,218.5	$1,328.5	$1,438.5
Health Care Operating Profit	$197.9	$222.9	$247.9
Health Care Cash Conversion Cycle (days)	123.5	118.5	113.5
Initial Payout Percentage	0%	100%	200%

Actual results and payout percentage for Element 2. For 2014, the pre-spin Health Care Net Sales were $1,327.5 million, Operating Profit was $227.2, and the cash conversion cycle was 121.5 days. As a result, Kimberly-Clark determined that the payout percentage for achieving the healthcare business unit key financial goals should be 97 percent of target. In assessing this Element 2, Kimberly-Clark made an allowance for the negative impact on the cash conversion cycle primarily related to building inventory to ensure minimal customer disruptions resulting from the spin-off from Kimberly-Clark and from the outsourcing of certain glove production following the restructuring of a manufacturing facility in Thailand. The allowance increased the payout percentage for Element 2 from 93 percent to 97 percent of target. Because Mr. Abernathy was an executive officer of Kimberly-Clark pre-spin, and because Kimberly-Clark has a policy of not permitting its executive officers to benefit from such allowances, Mr. Abernathy’s business unit payout percentage is the unadjusted 93 percent.

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Compensation Discussion and Analysis Executive Compensation for 2014

ELEMENT 3: ADDITIONAL BUSINESS UNIT FINANCIAL AND STRATEGIC PERFORMANCE GOALS

In addition to the performance goals established by the Kimberly-Clark Committee, the Kimberly-Clark CEO established additional individual business unit financial and strategic performance goals that were intended to challenge the executives to exceed the objectives for that business unit. For 2014, the Health Care unit’s additional financial and strategic performance goals related to targeted growth, innovation, and cost reduction initiatives as well as successfully separating from Kimberly-Clark while delivering 2014 business results.

Actual results and payout percentages for Element 3. The additional business unit financial and strategic performance goals for 2014, and Kimberly-Clark’s assessment of 2014 performance against those goals, are as follows:

Additional Business Unit Financial and Strategic Performance Goals for 2014	Final Result
	Below Goal	At Goal	Above Goal
Achieve target level sales in Sterilization Wrap in North America from new innovation categories		✓
Improve innovation process			✓
Achieve target levels of organic sales growth for Pain Platforms	✓
Create a stand-alone healthcare company while delivering 2014 business results		✓
Achieve a target level of cost savings			✓

Based on the assessed performance of the additional business unit financial and strategic performance goals Kimberly-Clark determined that the payout percentage for achieving these performance goals should be 120 percent of target.

POST-SPIN-OFF (HALYARD PROGRAM)

Subsequent to the spin-off, our named executive officers became subject to our Executive Officer Achievement Award Plan, which is our annual cash incentive plan. Because of the relatively short period following the spin-off, the Halyard Committee, with the advice and counsel of the independent compensation consultant, established a single performance goal for the last two months of 2014. That goal was based on target net sales for the final two months of 2014. The Halyard Committee also determined that the potential range of payouts for the last two months of 2014 would be zero if the goal was not reached and 100% if the goal was reached or exceeded.

The Halyard Committee determined that the actual net sales for the final two months of 2014 exceed the target and that the payout percentage for each of our named executive officers for that period would be 100%.

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Compensation Discussion and Analysis Executive Compensation for 2014

Annual Cash Incentive Payouts for 2014

The following tables show the payout opportunities and the actual payouts of annual cash incentives for 2014 for each of our named executive officers for both the pre-spin and post-spin periods. The annual incentive payout amounts have been pro-rated for the applicable periods. Payouts were based on the payout percentages for each element, weighted for each executive as shown above.

Pre-spin (Kimberly-Clark program)

Name	Annual Incentive Target		Annual Incentive Maximum		2014 Annual Incentive Payout
	% of Base Salary	Prorated Amount($)	% of Target	Amount($)	% of Target	Amount($)
Robert E. Abernathy	85%	552,500	200%	1,105,000	103%	571,016
Steven E. Voskuil	55%	163,978	200%	327,956	104%	170,911
Rhonda D. Gibby	45%	93,935	200%	187,870	104%	97,909
Christopher M. Lowery	50%	127,500	200%	255,000	104%	132,893
John W. Wesley	50%	131,250	200%	262,500	104%	136,802

Post –spin (Halyard program)

Name	Annual Incentive Target		Annual Incentive Maximum		2014 Annual Incentive Payout
	% of Base Salary	Prorated Amount($)	% of Target	Amount($)	% of Target	Amount($)
Robert E. Abernathy	100%	137,500	100%	137,500	100%	137,500
Steven E. Voskuil	70%	50,167	100%	50,167	100%	50,167
Rhonda D. Gibby	50%	25,833	100%	25,833	100%	25,833
Christopher M. Lowery	85%	67,292	100%	67,292	100%	67,292
John W. Wesley	60%	37,500	100%	37,500	100%	37,500

LONG-TERM EQUITY INCENTIVE COMPENSATION

Our executive officers receive annual long-term equity incentive grants as part of their overall compensation package. These awards are consistent with the objectives of aligning our senior leaders’ interests with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment and offering competitive compensation packages.

Information regarding long-term equity incentive awards granted to our named executive officers can be found under “Summary Compensation,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

2014 Grants

Pre-spin grants.

In determining the 2014 long-term equity incentive award amounts for our named executive officers the following factors were considered by Kimberly-Clark, among others: the specific responsibilities and performance of the executive, business performance, retention needs, stock price performance and other market factors. Because these awards are part of the annual compensation program that compares direct annual compensation to the median of the peer group comparison, grants from prior years were not considered when setting 2014 targets or granting awards.

2015 Proxy Statement	37

Compensation Discussion and Analysis Executive Compensation for 2014

To determine target values, each executive’s direct annual compensation was compared to the median of the peer group, and then individual performance and the other factors listed above, as applicable, were considered. Target grant values were approved by the Kimberly-Clark Committee in June 2014 and were divided into two types:

•	Performance-based restricted share units (75 percent of the target grant value). For valuation purposes, each unit was assigned the same value as one share of Kimberly-Clark common stock on the date of grant.

•	Stock options (25 percent of the target grant value). For valuation purposes, one option had the same value as 10 percent of the price of one share of Kimberly-Clark common stock on the date of grant of the stock option.

The Kimberly-Clark Committee believed this allocation between performance-based restricted share units (PRSUs) and stock options supports the pay-for-performance and stockholder alignment objectives of its executive compensation program. In June 2014, the following long-term equity incentive awards were granted to our named executive officers:

Name	Target Grant Value of Awards ($)	Target PRSUs Awarded (#)	Stock Options Awarded (#)
Robert E. Abernathy	1,900,000	12,598	41,995
Steven E. Voskuil	475,000	3,150	10,499
Rhonda D. Gibby	170,000	1,127	3,757
Christopher M. Lowery	290,000	1,923	6,410
John W. Wesley	290,000	1,923	6,410

Post-spin grants.

The PRSUs awarded by Kimberly-Clark in June 2014 were forfeited on October 31, 2014 when our named executive officers ceased to be employed by Kimberly-Clark. The stock options awarded by Kimberly-Clark in June 2014 and unvested Kimberly-Clark stock options and performance-based restricted share units granted in prior years were also forfeited on October 31, 2014 by Messrs. Voskuil and Lowery and Ms. Gibby. Because Messrs. Abernathy and Wesley were both over the age of 55 on October 31, 2014, under the terms of the Kimberly-Clark equity participation plan all option awards and performance-based restricted share units became vested upon their separation from Kimberly-Clark. Under the terms of the Employee Matters Agreement we entered into with Kimberly-Clark in connection with the spin-off, we were obligated to issue to our employees (including the named executive officers) replacement equity grants in an amount equal to the approximate intrinsic value of the Kimberly-Clark equity grants that were forfeited as a result of the spin-off. Kimberly-Clark stock options that were forfeited as a result of the spin-off were replaced with Halyard stock options with substantially the same terms and conditions as the forfeited options except that the number of options and the exercise prices were adjusted to preserve the intrinsic value of the options as of the spin-off. Kimberly-Clark PRSUs that were forfeited as a result of the spin-off were replaced with Halyard time-based restricted share units (Time-based RSUs) using the target level of the PRSUs for purposes of determining the intrinsic value of those forfeited units as of the spin-off. Time-based RSUs were used to replace the Kimberly-Clark PRSUs because of the difficulty in establishing comparable replacement performance objectives for Halyard immediately following the spin-off.

38	2015 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2014

The Halyard Committee approved the following replacement equity awards for our named executive officers in November 2014:

Name	Intrinsic Value of Awards ($)	Time-based RSUs Awarded (#)	Stock Options Awarded (#)
Robert E. Abernathy	1,450,880	38,302	—
Steven E. Voskuil	1,030,280	20,493	66,249
Rhonda D. Gibby	420,011	8,309	26,934
Christopher M. Lowery	518,601	10,735	34,889
John W. Wesley	221,446	5,846	—

In addition, under the terms of agreements entered into pre-spin with certain of our executive officers, we were obligated to make equity awards to those individuals with a value equal to the difference between the target level of long term equity awards for their new positions at Halyard as of the spin-off less the value of the 2014 long term equity awards granted by Kimberly-Clark in June 2014. The Halyard Committee approved the following “top-up” equity awards for our named executive officers in November 2014:

Name	Intrinsic Value of Awards ($)	Time-based RSUs Awarded (#)	Stock Options Awarded (#)
Robert E. Abernathy	1,157,000	21,779	21,999
Steven E. Voskuil	316,000	5,940	6,000
Rhonda D. Gibby	189,000	3,564	3,600
Christopher M. Lowery	746,000	14,058	14,200
John W. Wesley	116,000	2,178	2,200

For valuation purposes, each time-based RSU granted in November 2014 was assigned a value equal to the variable weighted average price of one share of Halyard Health common stock for the first five trading days following the spin-off (November 3 – 7, 2014) (the “5-Day VWAP Stock Price”), and each stock option was assigned a value equal to 33 percent of the 5-Day VWAP Stock Price.

Payout of 2011—2013 Performance-Based Restricted Share Units

In February 2014, the Kimberly-Clark Committee evaluated the results of the three-year performance period for the Kimberly-Clark performance-based restricted share units that were granted in 2011. The performance objectives for these 2011 awards were based on Kimberly-Clark’s average annual adjusted net sales growth and average adjusted ROIC for the period January 1, 2011 through December 31, 2013, each weighted equally.

Goals (Each weighted 50%)	Performance Levels
Kimberly-Clark Annual adjusted net sales growth	1.00%	2.25%	3.50%	4.75%	6.00%	2.9%
Kimberly-Clark Adjusted ROIC*	14.80%	15.30%	15.80%	16.30%	16.80%	16.0%
Potential Payout (as a percentage of target)	0%	50%	100%	150%	200%	Actual

*	For purposes of calculating Kimberly-Clark average adjusted Return on Invested Capital (“ROIC”), the impacts on Kimberly-Clark of a charge related to the adoption of highly inflationary accounting in Venezuela and charges related to Kimberly-Clark’s European and the pulp and tissue restructurings were excluded from the ROIC calculation.

2015 Proxy Statement	39

Compensation Discussion and Analysis Benefits and Other Compensation

Based on this review, the Kimberly-Clark Committee determined that Kimberly-Clark achieved the performance goal for adjusted ROIC but did not achieve the performance goal for adjusted net sales. As a result, the payout percentage for the share units was 97 percent of target. The following table includes information about the opportunities and payouts (including reinvested dividends) regarding these grants to our named executive officers:

	Share Amount		2011—2013 Performance-Based Restricted Share Unit Award (Paid in February 2014)
Name	Target	Maximum	% of Target	Amount of Shares(#)	Value of Shares on Date Received($)
Robert E. Abernathy	23,029	46,058	97%	22,338	2,462,541
Steven E. Voskuil	7,036	14,072	97%	6,825	752,388
Rhonda D. Gibby	2,059	4,118	97%	1,997	218,152
Christopher M. Lowery	2,059	4,118	97%	1,997	218,152
John W. Wesley	3,518	7,036	97%	3,413	376,249

The shares underlying these performance-based restricted share unit awards were distributed to our named executive officers in 2014 and are included in the Option Exercises and Stock Vested in 2014 table.

RETENTION AND RELOCATION AWARDS

Following the announcement of its plans to spin-off its healthcare division, Kimberly-Clark entered into retention agreements with our named executive officers other than Mr. Abernathy. These retention awards became payable once the spin-off occurred on October 31, 2014. The following retention awards were paid to the following named executive officers in November 2014:

Name	Cash Retention Payment ($)
Steven E. Voskuil	150,000
Rhonda D. Gibby	100,000
Christopher M. Lowery	150,000
John W. Wesley	150,000

Mr. Lowery also received in 2014 a relocation bonus of $100,000 pursuant to an agreement entered into with Kimberly-Clark in 2013. The relocation bonus was payable if Mr. Lowery relocated to the Atlanta, Georgia area by the end of 2014. Mr. Lowery met the conditions for receipt of this bonus and Kimberly-Clark paid it to him prior to the spin-off. The relocation bonus was in lieu of his participation in Kimberly-Clark’s Executive Relocation Program.

Benefits and Other Compensation

RETIREMENT BENEFITS

Our named executive officers previously received contributions from Kimberly-Clark under the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “K-C 401(k) Profit Sharing Plan”) and the Kimberly-Clark Supplemental Retirement 401(k) and Profit Sharing Plan (the “K-C Supplemental 401(k) Plan”), and Messrs. Abernathy and Voskuil participate in Kimberly-Clark’s frozen defined benefit pension plans. Effective upon the spin-off, our named executive officers began receiving contributions from us under the Halyard Health, Inc. 401(k) Plan (the “Halyard 401(k) Plan”) and the Halyard Health, Inc. Supplemental Retirement 401(k) Plan (the “Halyard Supplemental 401(k) Plan”). Halyard does not have a defined benefit pension plan in the United States, and none of our named executive officers participate in any Halyard defined benefit pension plans.

40	2015 Proxy Statement

Compensation Discussion and Analysis Benefits and Other Compensation

The Halyard 401(k) Plan and Halyard Supplemental 401(k) Plan are consistent with those maintained by our peer group companies and are therefore necessary to remain competitive with them for recruiting and retaining executive talent. The Halyard Committee believes that these retirement benefits are important parts of our compensation program. For more information, see “Nonqualified Deferred Compensation – Overview of Qualified and Non-Qualified Plans” and “Pension Benefits.”

OTHER COMPENSATION

We believe the perquisites provided to our executive officers are below the median of those provided by our peer group. In addition, Halyard does not provide tax reimbursement or gross-ups for perquisites offered to executive officers, except for certain relocation benefits.

Prior to the spin-off from Kimberly-Clark, the following perquisites were available to certain of our executive officers: personal financial planning services under Kimberly-Clark’s Executive Financial Counseling Program; executive health screening services provided by independent health care providers; and personal use of Kimberly-Clark’s corporate aircraft under limited circumstances as permitted by Kimberly-Clark’s policies. None of these perquisites were made available to the Halyard executive officers post-spin.

POST-TERMINATION BENEFITS

We maintain two severance plans that cover our executive officers: the Severance Pay Plan and the Executive Severance Plan. An executive officer may not receive severance payments under more than one severance plan. Benefits under these plans are payable only if the executive’s employment terminates under the conditions specified in the applicable plan. We believe that our severance plans are consistent with those maintained by our peer group companies and that they are therefore important for attracting and retaining executives who are critical to our long-term success and competitiveness. For more information about these severance plans and their terms, see “Potential Payments on Termination or Change of Control – Severance Benefits.”

Severance Pay Plan

Our Severance Pay Plan provides severance benefits to most of our U.S. hourly and salaried employees, including our named executive officers, who are involuntarily terminated under the circumstances described in the plan. The objective of this plan is to facilitate the employee’s transition to his or her next position, and it is not intended to serve as a reward for the employee’s past service.

Executive Severance Plan

Our Executive Severance Plan provides severance benefits to eligible employees, including our named executive officers, in the event of a qualified termination of employment (as defined in the plan) in connection with a change of control. For an eligible employee to receive a payment under this plan, two things must occur: there must be a change of control of Halyard Health, and the employee must have been involuntarily terminated without cause or have resigned for good reason (as defined in the plan) within two years of the change of control (often referred to as a “double trigger”). The objective of this plan is to encourage the executive officers to stay with the company in the event of a change of control transaction to ensure a smooth transition. Each of our named executive officers has entered into an agreement under the plan that expires on October 31, 2017.

2015 Proxy Statement	41

Compensation Discussion and Analysis Executive Compensation for 2015

Executive Compensation for 2015

2015 BASE SALARY

In February 2015, the Halyard Committee approved the following base salaries for our named executive officers, effective April 1, 2015:

Name	2015 Base Salary($)
Robert E. Abernathy	837,375
Steve E. Voskuil	436,450
Rhonda D. Gibby	314,650
Christopher M. Lowery	482,125
John W. Wesley	393,750

2015 ANNUAL CASH INCENTIVE TARGETS

In February 2015, the Halyard Committee also established objectives for 2015 annual cash incentives, which will be payable in 2016. The target payment amounts and range of possible payouts for 2015 are as follows:

	Target Payment Amount	Possible Payout
Robert E. Abernathy	100% of base salary	0% -200% of target payment amount
Steven E. Voskuil	70% of base salary	0% -200% of target payment amount
Rhonda D. Gibby	50% of base salary	0% -200% of target payment amount
Christopher M. Lowery	85% of base salary	0% -200% of target payment amount
John W. Wesley	60% of base salary	0% -200% of target payment amount

The Halyard Committee sets the appropriate split among the different elements of performance that make up our performance goals. The following are the 2015 performance goals and relative weights for our named executive officers:

ANNUAL CASH INCENTIVE PROGRAM

2015 PERFORMANCE GOALS AND WEIGHTS

	Robert E. Abernathy	Steven E. Voskuil	Rhonda D. Gibby	Christopher M. Lower	John W. Wesley
Element 1: Corporate key financial goals	80%	80%	80%	80%	80%
Element 2: Other corporate financial and strategic performance goals	20%	20%	20%	20%	20%

The corporate key financial goals for 2015 are designed to encourage a continued focus on executing our long-term business plan objectives and include achieving adjusted net sales, adjusted earnings per share and cash conversion cycle goals.

42	2015 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2015

The Halyard Committee also established other corporate financial and non-financial goals for 2015. These goals, intended to further align compensation with achieving our global business plans and strategies, include (1) efficiently completing the separation from Kimberly-Clark, (2) growth through targeted innovations, and (3) reducing the cost and complexity of the global enterprise.

2015 LONG-TERM EQUITY COMPENSATION INCENTIVE AWARDS

Effective March 5, 2015, the Halyard Committee approved long-term incentive compensation awards for the named executive officers consisting of awards of performance-based restricted share units with a value equal to 60 percent of the target grant value for long-term equity incentive compensation, with the balance of the value to be granted in stock options. The performance objectives for the performance-based restricted share unit awards granted in 2015 are based on average annual adjusted net sales growth and average adjusted earnings before interest, taxes, depreciation and amortization improvement for the period January 1, 2015 through December 31, 2017. The actual number of shares to be received by our named executive officers will range from zero to 200 percent of the target levels established by the Halyard Committee for each executive, depending on the degree to which the performance objectives are met.

PERFORMANCE-BASED RESTRICTED SHARE UNITS

GRANTED IN 2015

Name	Target Amount of Shares(#)	Maximum Amount of Shares(#)
Robert E. Abernathy	39,587	79,174
Steven E. Voskuil	9,897	19,794
Rhonda D. Gibby	4,618	9,236
Christopher M. Lowery	11,216	22,432
John W. Wesley	5,278	10,556

The Halyard Committee also approved the dollar amount of stock options to be granted to our named executive officers in May 2015, along with our annual stock option grants to other employees. The number of options they will receive will be based on the fair market value of our stock on the date of grant.

Name	Value of Stock Options to be Granted($)
Robert E. Abernathy	1,200,000
Steven E. Voskuil	300,000
Rhonda D. Gibby	140,000
Christopher M. Lowery	340,000
John W. Wesley	160,000

2015 Proxy Statement	43

Compensation Discussion and Analysis Additional Information about Our Compensation Practices

GROW TO GREATNESS (G2G) GRANTS

Effective March 5, 2015, the Halyard Committee, with the advice of its independent compensation consultant, also approved a special one-time grant of stock options to approximately 200 leaders within Halyard, including our named executive officers. These grants are intended to further align the Halyard leadership team’s interest with stockholders and incent them to focus on our long-term success. The stock options vest over five years, with 33 percent vesting on March 5 of each of 2017, 2018 and 2019. The dollar value of these options, and the number of options actually received on March 5, 2015 by our named executive officers is as follows:

Name	Value of Stock Options to be Granted($)	Number of Options Granted
Robert E. Abernathy	1,500,000	85,616
Steven E. Voskuil	375,000	21,404
Rhonda D. Gibby	175,000	9,989
Christopher M. Lowery	425,000	24,258
John W. Wesley	200,000	11,416

Additional Information about Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

USE OF INDEPENDENT COMPENSATION CONSULTANT

The Halyard Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its independent consultant to assist it in determining the appropriate executive officer compensation under our compensation policies described above. Consistent with the Halyard Committee’s policy in which its independent consultant may provide services only to the Committee, Meridian had no other business relationship with Kimberly-Clark or Halyard and received no payments from us other than fees and expenses for services to the Committee. See “Corporate Governance—Compensation Committee” for information about the use of compensation consultants.

ROLE OF THE CHIEF EXECUTIVE OFFICER IN COMPENSATION DECISIONS

Our Chief Executive Officer makes a recommendation to the Halyard Committee each year on the appropriate target annual compensation for each of the other executive officers. The Halyard Committee makes the final determination of the target annual compensation for each executive officer, including our Chief Executive Officer. While our Chief Executive Officer and Chief Human Resources Officer typically attend Halyard Committee meetings, none of the other executive officers is present during the portion of the Halyard Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Halyard Committee’s meetings when his compensation is set.

ADJUSTMENT OF FINANCIAL MEASURES FOR ANNUAL AND LONG-TERM EQUITY INCENTIVES

Financial measures for the annual and long-term equity incentive programs are developed based on expectations about our planned activities and reasonable assumptions about the performance of our key business drivers for the applicable period. From time to time, however, discrete items or events may arise that were not contemplated by these plans or assumptions. These could include accounting and tax law changes, tax credits from items not within the ordinary course of our business operations, restructuring and write-off charges, significant acquisitions or dispositions, and significant gains or losses from litigation settlements.

44	2015 Proxy Statement

Compensation Discussion and Analysis Additional Information about Our Compensation Practices

Under the Halyard Committee’s exception guidelines regarding our annual and long-term equity incentive program measures, the Halyard Committee may adjust in the future the calculation of financial measures for these incentive programs to eliminate the effect of the types of items or events described above. In making these adjustments, the Halyard Committee’s policy is to seek to neutralize the impact of the unexpected or unplanned items or events, whether positive or negative, in order to provide consistent and equitable incentive payments that the Halyard Committee believes are reflective of our performance. In considering whether to make a particular adjustment under its guidelines, the Halyard Committee will review whether the item or event was one for which management was responsible and accountable, treatment of similar items in prior periods, the extent of the item’s or event’s impact on the financial measure, and the item’s or event’s characteristics relative to normal and customary business practices. Generally, the Halyard Committee will apply an adjustment to all compensation that is subject to that financial measure.

PRICING AND TIMING OF STOCK OPTION GRANTS AND TIMING OF PERFORMANCE-BASED EQUITY GRANTS

Our policies and our Equity Participation Plan require stock options to be granted at no less than the closing price of our common stock on the date of grant, except for the options granted to replace Kimberly-Clark stock options forfeited as a result of the spin-off (which were priced to preserve the intrinsic value of the forfeited Kimberly-Clark options), and the other options granted following the spin-off which used a five day variable weighted price. Stock option grants to our executive officers are generally made annually at a meeting of the Halyard Committee that is scheduled at least one year in advance, and the grants are effective on the date of this meeting. However, if the meeting occurs during a period when we do not permit insiders to trade Halyard common stock (a “Blackout Period”), the stock option grants will not be effective until the first business day following the end of the Blackout Period. Our Blackout Periods end at 11:59 p.m. on the day we issue our quarterly earnings press releases. Our executives are not permitted to choose the grant date for their individual stock option grants.

The Chairman of the Board and Chief Executive Officer has been delegated the limited authority to approve equity grants, including stock options, to employees for recruiting and special employee recognition and retention purposes. These grants may not exceed 100,000 shares in calendar year 2015. The Chairman of the Board and Chief Executive Officer is not permitted to make any grants to any of our executive officers.

Annual stock option grants to non-executive officers are effective on the same date as the annual stock option grants to our executive officers. Recruiting, special recognition and retention stock-based awards are made on a pre-determined date following our quarterly earnings release.

The Halyard Committee awards performance-based restricted share units to executive officers at its February meetings. We believe this practice is consistent with award practices at other public companies of comparable size. Our executives are not permitted to choose the grant date for their individual restricted share unit awards.

POLICY ON INCENTIVE COMPENSATION CLAWBACK

As described in detail above, a significant percentage of our executive officer compensation is incentive-based. The determination of the extent to which the incentive objectives are achieved is based in part on the Halyard Committee’s discretion and in part on our published financial results. The Halyard Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Halyard Committee has the right to direct management to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, under Halyard’s Equity Participation Plan, the Halyard Committee may require awards with performance goals under the Plan to be subject to any policy we may adopt relating to the recovery of that award to the extent it is determined that performance goals relating to the awards were not actually achieved. Further, the Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and the chief financial officer reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result

2015 Proxy Statement	45

Compensation Discussion and Analysis Additional Information about Our Compensation Practices of misconduct. The Halyard Committee intends to review and revise the incentive compensation clawback policy once the SEC issues final regulations on clawbacks under the Dodd-Frank legislation enacted in 2010.

STOCK OWNERSHIP GUIDELINES

We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established the following stock ownership guidelines for our executive officers:

TARGET STOCK OWNERSHIP AMOUNTS

Position	Ownership Level
Chief Executive Officer	Five times annual base salary
Other named executive officers	Two times annual base salary

Failure to attain these targeted stock ownership levels within five years from date of hire for, or appointment to, an eligible position can result in the reduction of part or all of the executive’s annual cash incentive (with a corresponding grant of time-vested restricted share units or restricted stock in that amount), or a reduction in future long-term equity incentive awards, either of which may continue until the ownership guideline is achieved. In determining whether our stock ownership guidelines have been met, any restricted stock and time-vested restricted share units held are counted as owned, but performance-based restricted share units are excluded until they vest. Executive officer stock ownership levels will be reviewed annually for compliance with these guidelines. The first annual review will take place at the end of 2015.

OTHER POLICES RELATING TO TRANSACTIONS IN HALYARD SECURITIES

We require all executive officers to pre-clear transactions involving our common stock (and other securities related to our common stock) with our Legal Department.

We do not permit our executive officers to engage in transactions that hedge an executive officer’s economic risk of owning shares of our common stock.

COMMITTEE EXERCISE OF DISCRETION TO REDUCE ANNUAL CASH INCENTIVE PAYMENT

In establishing performance goals and target levels under the annual cash incentive program, the Committee is exercising its discretion to limit the amount of the incentive payments, consistent with our pay-for-performance objective. In the absence of this exercise of discretion, each of the executive officers would be entitled to an award equal to two percent of our earnings before unusual items; however, the Committee has exercised its discretion to limit the amount of the incentive payments each year of the program, and this potential maximum award has never been paid to any of the executive officers.

CORPORATE TAX DEDUCTION FOR EXECUTIVE COMPENSATION

The United States income tax laws generally limit the deductibility of compensation paid to the chief executive officer and each of the three highest-paid executive officers (not including the chief financial officer) to $1,000,000 per annum. However, an exception exists for performance-based compensation that meets certain regulatory requirements. Several classes of our executive compensation, including option awards and portions of our long-term equity grants to executive officers, are designed to meet the requirements for deductibility. Other classes of our executive compensation, including portions of the long-term equity grants described above, may be subject to the $1,000,000 deductibility limit.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. In the Halyard Committee’s view, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.

46	2015 Proxy Statement

Compensation Committee Report

Compensation Committee Report

In accordance with its written charter adopted by the Board, the Compensation Committee of Halyard Health, Inc. has oversight of compensation policies designed to align executive officers’ compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant to advise the Committee regarding market and general compensation trends.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2014.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Julie Shimer, Chairman

John Byrnes

Maria Sainz

2015 Proxy Statement	47

Analysis of Compensation-Related Risks

Analysis of Compensation-

Related Risks

The Halyard Committee, with the assistance of its independent consultant, has reviewed an assessment of our compensation programs for our employees, including our executive officers, to analyze the risks arising from our compensation systems.

Based on this assessment, the Halyard Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company.

Several factors contributed to the Halyard Committee’s conclusion, including:

•	The Halyard Committee believes the Company maintains a values-driven, ethics-based culture supported by a strong tone at the top.

•	The performance targets for annual cash incentive programs are selected to ensure that they are reasonably attainable in a manner consistent with the Company’s business plans without encouraging executives or employees to take inappropriate risks.

•	An analysis by the Halyard Committee’s consultant indicated that our compensation programs are consistent with those of our peer group. In addition, the analysis noted that target levels for direct annual compensation are compared to the median of our peer group.

•	The Halyard Committee believes the allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•	Annual cash incentives and long-term performance-based restricted share unit awards under our executive compensation program are capped at a reasonable percent of the target award, and all other material non-executive cash incentive programs are capped at reasonable levels, which the Halyard Committee believes protects against disproportionately large incentives.

•	The Halyard Committee believes the performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

•	The Halyard Committee believes inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of stockholders.

•	Our stock ownership guidelines further align the interests of management and stockholders.

48	2015 Proxy Statement

Compensation Tables

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by, or paid to the Halyard named executive officers by Kimberly-Clark for the years 2012 and 2013, and by Kimberly-Clark and Halyard for the year 2014. Position titles refer to each Halyard named executive officer’s title at Halyard Health effective October 31, 2014. Additional information regarding the items reflected in each column follows the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert E. Abernathy	2014	787,500	—	3,700,828	508,375	708,516	1,024,198	161,189	6,890,606
Chairman of the Board and Chief Executive Officer	2013	780,000	—	1,424,997	328,807	850,533	—	120,106	3,504,443
	2012	777,501	—	1,425,001	157,245	777,029	1,177,038	94,016	4,407,830

Steven E. Voskuil	2014	367,496	150,000	1,357,579	808,736	221,078	46,809	44,577	2,996,275
Senior Vice President and Chief Financial Officer	2013	349,775	—	299,954	69,219	230,681	—	53,516	1,003,145
	2012	338,896	—	345,026	38,071	240,687	50,308	35,790	1,048,778

Rhonda D. Gibby Senior Vice President and Chief Human Resources Officer	2014	258,004	100,000	577,224	335,264	123,742	—	25,409	1,419,643
	2013	237,993	—	149,977	34,613	116,301	—	33,803	572,687
	2012	228,265	—	131,240	14,482	95,304	—	30,410	499,701

Christopher M. Lowery Senior Vice President and Chief Operating Officer	2014	332,667	250,000	1,156,670	535,857	200,185	—	32,815	2,508,193
	2013	290,037	—	142,540	32,883	107,865	—	51,361	624,686
	2012	278,992	—	142,472	15,724	126,608	—	42,934	606,730

John W. Wesley	2014	323,750	150,000	521,460	66,157	174,302	—	162,313	1,397,981
Senior Vice President, General Counsel and Chief Ethics and Compliance Officer	2013	308,750	—	206,232	47,590	208,630	—	47,356	818,558
	2012	303,751	—	206,281	22,760	190,162	—	31,116	754,070

Salary. The amounts in this column represent base salary earned during the year.

Bonus. The amounts in this column represent the retention and relocation payments described in “Compensation Discussion and Analysis – Executive Compensation in 2014 – Retention and Relocation Awards.”

Stock Awards and Option Awards. The amounts in these columns reflect the grant date fair value, computed in accordance with ASC Topic 718, of restricted share unit awards and stock options, respectively, granted under Kimberly-Clark’s 2001 Equity Participation Plan (the “Kimberly-Clark 2001 Plan”), as amended by the Kimberly-Clark 2011 Plan (collectively, the “Kimberly-Clark Equity Plans”) in the years indicated, and under the Halyard Health Equity Participation Plan for 2014. See Note 13 to our audited consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for the assumptions used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

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Compensation Tables

As described in Compensation Discussion and Analysis, at the time of the spin-off, the named executive officers forfeited a number of unvested performance-based restricted share units and stock option awards previously granted by Kimberly-Clark. Because the SEC rules require the Summary Compensation Table to reflect the grant date value of all of the awards granted to the named executive officers by Kimberly-Clark and Halyard, the 2014 values in the stock award and option awards columns (and as a result, the total compensation column) of the Summary Compensation Table above are higher than they normally would have been. For example, the full grant date values of the awards made by Kimberly-Clark in June 2014 are included in the 2014 numbers, even with respect to the awards that were forfeited in connection with the spin-off, and the full grant date value of the replacement awards made by Halyard are also included in the 2014 numbers even though those awards replace equity awards granted by Kimberly-Clark in 2012, 2013 and 2014. In order to reflect a more normal value for the 2014 stock and option awards, in the table below we have taken the amounts in the Summary Compensation Table and subtracted both (i) the grant date fair value of the forfeited June 2014 Kimberly-Clark awards that were replaced by new Halyard awards and (ii) the grant date value of Halyard replacement awards that relate to pre-2014 Kimberly-Clark awards that were forfeited:

Name	2014 Stock Awards From Summary Compensation Table ($)	2014 Stock Awards Forfeited at Time of Spin- off ($)	Replacement Awards for pre-2014 unvested Stock Awards ($)	Normalized 2014 Stock Awards ($)	2014 Option Awards from Summary Compensation Table ($)	2014 Option Awards Forfeited at Time of Spin- off ($)	Replacement Awards for pre-2014 unvested Option Awards ($)	Normalized 2014 Option Awards ($)
Robert E. Abernathy	3,700,828	1,424,960	—	2,275,868	508,375	—	—	508,375
Steven E. Voskuil	1,357,579	356,297	413,498	587,784	808,736	72,758	373,880	362,098
Rhonda D. Gibby	577,224	127,475	184,968	264,781	335,264	26,036	165,430	143,798
Christopher M. Lowery	1,156,670	217,511	185,195	753,964	535,857	44,421	166,481	324,955
John W. Wesley	521,460	217,511	—	303,949	66,157	—	—	66,157

For Kimberly-Clark awards that are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. This value, as well as the value of the awards at the grant date assuming the highest level of performance conditions will be achieved and using the grant date stock price, is set forth below:

Name	Year	Stock Awards at Grant Date Value ($)	Stock Awards at Highest Level of Performance Conditions($)
Robert E. Abernathy	2014	1,424,960	2,849,920
	2013	1,424,997	2,849,994
	2012	1,425,001	2,850,002
Steven E. Voskuil	2014	356,297	712,594
	2013	299,954	599,908
	2012	345,026	690,052
Rhonda D. Gibby	2014	127,475	254,950
	2013	149,977	299,954
	2012	131,240	262,480
Christopher M. Lowery	2014	217,511	435,022
	2013	142,540	285,080
	2012	142,472	284,944
John W. Wesley	2014	217,511	435,022
	2013	206,232	412,464
	2012	206,281	412,562

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Compensation Tables

As noted above, the performance awards granted by Kimberly-Clark in 2014 to all of the named executive officers, and to Messrs. Voskuil and Lowery and Ms. Gibby in 2012 and 2013, were forfeited upon the spin-off from Kimberly-Clark on October 31, 2014.

Non-Equity Incentive Plan Compensation. The amounts in this column are the annual cash incentive payments described above in “Compensation Discussion and Analysis.” These amounts were earned during the years indicated and were paid to the Halyard named executive officers in February of the following year.

Change In Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column reflect the aggregate change during the year in actuarial present value of accumulated benefits under all Kimberly-Clark defined benefit and actuarial plans (including supplemental pension plans). With respect to the supplemental pension plans, amounts have been calculated to reflect an approximate 30-year Treasury bond rate to determine the amount of the earlier retirement age lump sum benefit in a manner consistent with Kimberly-Clark’s financial statements. A description of the assumptions used in determining the amounts and additional information about these plans are provided in “Pension Benefits” below.

For 2013, the aggregate value of pension benefits for Messrs. Abernathy and Voskuil decreased by $519,759 and $32,442, respectively. Because these amounts decreased, they have been excluded from the table above under the SEC’s regulations. Messrs. Lowery and Wesley and Ms. Gibby are not participants in Kimberly-Clark’s pension plans.

Mr. Abernathy has compensation from before 2005 that he elected to defer pursuant to the Kimberly-Clark Deferred Compensation Plan then in effect. Each of the Halyard named executive officers participated in the Kimberly-Clark Supplemental 401(k) Plan and Halyard Health Supplemental 401(k) Plan, each a non-qualified defined contribution plan. Earnings on each of these plans are not included in the Summary Compensation Table because the earnings were not above-market or preferential. See “Nonqualified Deferred Compensation” below for a discussion of these plans and each named executive officer’s earnings under these plans in 2014.

All Other Compensation. All other compensation consists of the following:

Name	Year	Perquisites ($) (1)	Defined Contribution Plan Amounts ($) (2)	Tax Gross-Up ($) (3)	Total ($) (4)
Robert E. Abernathy	2014	34,242	113,287	13,660	161,189
	2013	8,000	112,106	—	120,106
	2012	10,492	83,524	—	94,016
Steven E. Voskuil	2014	3,413	41,164	—	44,577
	2013	—	53,516	—	53,516
	2012	—	35,790	—	35,790
Rhonda D. Gibby	2014	—	25,409	—	25,409
	2013	—	33,803	—	33,803
	2012	—	30,410	—	30,410
Christopher M. Lowery	2014	—	30,045	2,770	32,815
	2013	—	35,171	16,190	51,361
	2012	1,866	29,977	11,091	42,934
John W. Wesley	2014	107,915	36,641	17,757	162,313
	2013	3,629	43,727	—	47,356
	2012	—	31,116	—	31,116

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Compensation Tables

(1)	Perquisites. Perquisites for the Halyard named executive officers in 2014 included the following:

Name	Executive Relocation Program($) (a)	Executive Financial Counseling Program($) (b)	Executive Health Screening Program($) (c)	Total($)
Robert E. Abernathy	29,312	4,930	—	34,242
Steven E. Voskuil	—	—	3,413	3,413
Rhonda D. Gibby	—	—	—	—
Christopher M. Lowery	—	—	—	—
John W. Wesley	107,915	—	—	107,915

(a)	For Messrs. Abernathy and Wesley, includes reimbursement for moving expenses in connection with their relocation to the Atlanta area to assume their new roles with Halyard.

(b)	Represents costs incurred by Kimberly-Clark under its Executive Financial Counseling Program in 2014 on behalf of Mr. Abernathy.

(c)	Represents costs incurred by Kimberly-Clark under its Executive Health Screening Program in 2014 on behalf of Mr. Voskuil.

(2)	Defined Contribution Plan Amounts. Matching contributions were made under the Kimberly-Clark 401(k) Profit Sharing Plan and accrued under the Kimberly-Clark Supplemental 401(k) Plan in 2014, 2013, and 2012, and under the Halyard Health 401(k) Plan and Supplemental 401(k) Plan in 2014, for each of the Halyard named executive officers. A profit-sharing contribution was also made under the Kimberly-Clark 401(k) Profit Sharing Plan and the Kimberly-Clark Supplemental 401(k) Plan in February 2015, 2014 and 2013 with respect to Kimberly-Clark’s performance in 2014, 2013 and 2012, respectively, for the Halyard named executive officers as follows:

Name	Performance Year	Profit Sharing Contribution($)
Robert E. Abernathy	2014	45,016
	2013	49,825
	2012	37,122
Steven E. Voskuil	2014	15,820
	2013	18,895
	2012	16,030
Rhonda D. Gibby	2014	9,679
	2013	10,665
	2012	10,405
Christopher M. Lowery	2014	10,841
	2013	13,333
	2012	13,323
John W. Wesley	2014	14,096
	2013	15,965
	2012	13,829

See “Nonqualified Deferred Compensation” below for a discussion of these plans. The profit sharing contribution varies depending on Kimberly-Clark’s performance for the applicable year, contributing to fluctuations from year to year in the amounts in the All Other Compensation column of the Summary Compensation Table. Halyard does not have a profit sharing plan.

(3)	Tax Gross-Ups. The amounts shown for Mr. Lowery reflect tax reimbursement for the value of sales incentive trips that were attributed to Mr. Lowery’s income. The amounts shown for Messrs. Abernathy and Wesley reflect tax reimbursement for income attributed to them in 2014 under the Kimberly-Clark Executive Relocation Program in connection with their relocating to the Atlanta, Georgia area to assume their new roles with Halyard.

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Compensation Tables

(4)	Certain Dividends. The Halyard named executive officers also received cash dividend equivalents in 2012 on certain of the Kimberly-Clark restricted share units held by them at the same rate and on the same dates as dividends were paid to Kimberly-Clark’s stockholders. Because the value of the right to receive dividend equivalents was factored into the grant date fair value of the restricted share unit awards, the cash dividend equivalents received by the Halyard named executive officers were not included in the Summary Compensation Table. Dividend equivalents are no longer paid on Kimberly-Clark unvested performance-based and time-vested restricted share units granted to the Halyard named executive officers beginning February 2009; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the restricted share units vest, based on the actual number of shares that vest.

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Compensation Tables

Grants of Plan-Based Awards

The following table sets forth Kimberly-Clark and Halyard Health plan-based awards granted to the Halyard named executive officers during 2014 on a grant-by-grant basis.

GRANTS OF PLAN-BASED AWARDS IN 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Type	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Robert E. Abernathy	Pre-spin annual cash incentive award		—	552,500	1,105,000
	Post-spin annual cash incentive award		—	137,500	137,500
	Performance-based RSUs (KMB)	6/19/2014				—	12,598	25,196				1,424,960
	Time-vested stock option (KMB)	6/19/2014								41,995	113.11	291,025
	Time-based RSUs (HYH)	11/7/2014							60,081			2,275,868
	Time-vested stock option (HYH)	11/7/2014								21,999	37.88	217,350
Steven E. Voskuil	Pre-spin annual cash incentive award		—	163,978	327,956
	Post-spin annual cash incentive award		—	50,167	50,167
	Performance-based RSUs (KMB)	6/19/2014				—	3,150	6,300				356,297
	Time-vested stock option (KMB)	6/19/2014								10,499	113.11	72,758
	Time-based RSUs (HYH)	11/7/2014							26,433			1,001,282
	Time-vested stock option (HYH)	11/7/2014								6,000	37.88	735,618

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			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Type	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Rhonda D. Gibby	Pre-spin annual cash incentive award		—	93,935	187,870
	Post-spin annual cash incentive award			25,833	25,833
	Performance-based RSUs (KMB)	6/19/2014				—	1,127	2,254				127,475
	Time-vested stock option (KMB)	6/19/2014								3,757	113.11	26,036
	Time-based RSUs (HYH)	11/7/2014							11,873			449,749
	Time-vested stock option (HYH)	11/7/2014								3,600	37.88	309,228
Christopher M. Lowery	Pre-spin annual cash incentive award		—	127,500	255,000
	Post-spin annual cash incentive award		—	67,292	67,292
	Performance-based RSUs (KMB)	6/19/2014				—	1,923	3,846				217,511
	Time-vested stock option (KMB)	6/19/2014								6,410	113.11	44,421
	Time-based RSUs (HYH)	11/7/2014							24,793			939,159
	Time-vested stock option (HYH)	11/7/2014								14,200	37.88	491,436
John W. Wesley	Pre-spin annual cash incentive award		—	131,250	262,500
	Post-spin annual cash incentive award		—	37,500	37,500
	Performance-based RSUs (KMB)	6/19/2014				—	1,923	3,846				217,511
	Time-vested stock option (KMB)	6/19/2014								6,410	113.11	44,421
	Time-based RSUs (HYH)	11/7/2014							8,024			303,949
	Time-vested stock option (HYH)	11/7/2014								2,200	37.88	21,736

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Compensation Tables

(1)	Represents the potential annual performance-based incentive cash payments each Halyard named executive officer could earn in 2014. These awards were granted under Kimberly-Clark’s Executive Officer Achievement Award Program and Halyard Health’ Executive Officer Achievement Award Program, which are the annual cash incentive programs for Kimberly-Clark and Halyard Health executive officers, or Kimberly-Clark’s Management Achievement Award Program, which is the annual cash incentive program for its non-executive officers. Actual amounts earned in 2014 were based on the 2014 objectives established by the Kimberly-Clark Management Development and Compensation Committee at its February 20, 2013 meeting, for the 2014 period through October 31, 2014, and by the Halyard Health Compensation Committee for the period of November 1, 2014 through December 31, 2014. See “Compensation Discussion and Analysis.” At the time of the grant, the incentive payment could range from the threshold amount to the maximum amount depending on the extent to which the 2014 objectives were met. The target and maximum amounts have been pro-rated for the portion of the year covered by each plan. The actual amounts paid in 2015 based on the 2014 objectives are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Performance-based restricted share units granted to the Halyard named executive officers under the Kimberly-Clark Equity Participation Plan. All of the Kimberly-Clark performance-based restricted share units were forfeited at the time of the spin-off and were replaced with time-based restricted share units granted to Halyard named executive officers under the Halyard Equity Participation Plan.

(3)	The grant date for each award is the same date that the Kimberly-Clark Management Development and Compensation Committee or the Halyard Compensation Committee took action to grant the awards.

(4)	Time-vested restricted share units granted under the Halyard Equity Participation Plan to the named executive officers on November 7, 2014. A portion of these awards represents replacement of unvested Kimberly-Clark equity awards that were forfeited by the executive officer as a result of the spin-off. The remaining portion of these awards represents “top-up” equity awards as required by the terms of offer letters entered into by Kimberly-Clark with the executive officers in early 2014. See “Compensation Discussion and Analysis” for additional information on the replacement and top-up awards.

(5)	Time-vested stock options granted to the Halyard named executive officers under the Kimberly-Clark Equity Participation Plan on June 19, 2014 and the Halyard Equity Participation Plan on November 7, 2014. The time-vested stock options granted to Messrs. Lowery and Voskuil and Ms. Gibby on June 19, 2014, were forfeited at the time of the spin-off and were replaced with Halyard time-vested stock options on November 7, 2014.

(6)	Grant date fair value is determined in accordance with ASC Topic 718. See Note 13 to our audited consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for the assumptions used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

Discussion Of Summary Compensation And Plan-based Awards Tables

Kimberly-Clark’s and Halyard’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards in 2014 table was paid or awarded, are described under “Compensation Discussion and Analysis” above.

Each of Messrs. Voskuil, Lowery and Wesley and Ms. Gibby entered into a letter agreement with Kimberly-Clark that establishes his or her total compensation as of the distribution date and addresses other compensation items following the distribution date. See “Compensation Discussion and Analysis.”

Mr. Abernathy previously entered into an agreement with Kimberly-Clark under Kimberly-Clark’s Executive Severance Plan. See “Potential Payments on Termination or Change of Control.”

In June 2014, each named executive officer received grants of stock options and performance-based restricted share units (PRSUs) under the Kimberly-Clark 2011 Plan. The PRSUs awarded by Kimberly-Clark in June 2014 were forfeited on October 31, 2014 when our named executive officers ceased to be employed by Kimberly-Clark. The stock options awarded by Kimberly-Clark in June 2014 and unvested Kimberly-Clark stock options granted in prior years were also forfeited on October 31, 2014 by Messrs. Voskuil and Lowery and Ms. Gibby. Because Messrs. Abernathy and Wesley were both over the age of 55 on October 31, 2014, under the terms of the Kimberly-Clark equity participation plan all option awards became vested upon their separation from Kimberly-Clark. Under the terms of the Employee Matters Agreement we entered into with

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Kimberly-Clark in connection with the spin-off, we were obligated to issue to our employees (including the named executive officers) replacement equity grants in an amount equal to the approximate intrinsic value of the Kimberly-Clark equity grants that were forfeited as a result of the spin-off. Kimberly-Clark stock options that were forfeited as a result of the spin-off were replaced with Halyard stock options with substantially the same terms and conditions as the forfeited options except that the number of options and the exercise prices were adjusted to preserve the intrinsic value of the options as of the spin-off. Kimberly-Clark PRSUs that were forfeited as a result of the spin-off were replaced with Halyard time-based restricted share units (Time-based RSUs) using the target level of the PRSUs for purposes of determining the intrinsic value of those forfeited units as of the spin-off.

In addition, under the terms of agreements entered into pre-spin with Messrs. Lowery, Voskuil and Wesley, we were obligated to make equity awards to those individuals with a value equal to the difference between the target level of long term equity awards for their new positions at the Company as of the spin-off less the value of the 2014 long term equity awards granted by Kimberly-Clark in June 2014. These awards were made to these individuals and to the other named executive officers by granting time-vested restricted share units and time-vested stock options to those officers on November 7, 2014. See “Compensation Discussion and Analysis” for additional information on these “top-up” awards.

The Halyard time-based RSUs granted in 2014 to replace the Kimberly-Clark PRSUs that were forfeited vest in full on April 30, 2017. The top-up Halyard RSUs granted in 2014 will vest in full on November 7, 2017. The top-up time-vested options granted in 2014 will vest 30 percent on November 7, 2015, 30 percent on November 7, 2016, and 40 percent on November 7, 2017.

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Compensation Tables

Outstanding Equity Awards

The following table sets forth information concerning outstanding Halyard Health equity awards for the Halyard named executive officers as of December 31, 2014. Option awards were granted to replace Kimberly-Clark options that terminated as a result of the spin-off and those replacement options have terms equal to the remaining terms of the Kimberly-Clark options being replaced. Additionally, options were also granted to the named executive officers on November 7, 2014 which have ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as indicated in the footnotes to the table.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2014 (1)

			Option Awards (2)				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($) (3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#) (4)	Market Value of Shares or Units of Stock That Have Not Vested($) (5)
Robert E. Abernathy	11/7/2014		—	21,999	37.88	11/7/2024
	11/7/2014						38,302	1,741,592
	11/7/2014						21,779	990,291
Steven E. Voskuil	11/7/2014	(A)	—	14,135	26.04	5/2/2022
	11/7/2014	(B)	—	20,443	34.24	5/1/2023
	11/7/2014	(C)	—	31,671	37.50	6/19/2024
	11/7/2014		—	6,000	37.88	11/7/2024
	11/7/2014						4,793	217,938
	11/7/2014						6,123	278,413
	11/7/2014						9,577	435,466
	11/7/2014						5,940	270,092
Rhonda D. Gibby	11/7/2014	(A)	—	5,378	26.04	5/2/2022
	11/7/2014	(B)	—	10,223	34.24	5/1/2023
	11/7/2014	(C)	—	11,333	37.50	6/19/2024
	11/7/2014		—	3,600	37.88	11/7/2024
	11/7/2014						1,822	82,846
	11/7/2014						3,061	139,184
	11/7/2014						3,426	155,780
	11/7/2014						3,564	162,055
Christopher M. Lowery	11/7/2014	(A)	—	5,840	26.04	5/2/2022
	11/7/2014	(B)	—	9,713	34.24	5/1/2023
	11/7/2014	(C)	—	19,336	37.50	6/19/2024
	11/7/2014		—	14,200	37.88	11/7/2024
	11/7/2014						1,978	89,940
	11/7/2014						2,911	132,363
	11/7/2014						5,846	265,819
	11/7/2014						14,058	639,217
John W. Wesley	11/7/2014		—	2,200	37.88	11/7/2024
	11/7/2014						5,846	265,818
	11/7/2014						2,178	99,034
	11/7/2014

(1)	The amounts shown reflect outstanding equity awards granted under the Halyard Equity Participation Plan. Awards listed above were all granted on November 7, 2014 following the spin-off from Kimberly-Clark. As of December 31, 2014, Messrs. Abernathy and Wesley also held vested and unvested equity awards, and Messrs. Voskuil and Lowery and Ms. Gibby also held vested equity awards, under the Kimberly-Clark Equity Plans.

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(2)	Stock options granted under the Halyard Equity Participation Plan become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning on the first anniversary of the grant date. Option awards with a letter (A), (B) or (C) following the grant date were replacement options awarded to replace unvested Kimberly-Clark stock options which were forfeited as a result of the spin-off. The vesting schedule of those replacement options are the same as the forfeited Kimberly-Clark options, as follows:

	Original Grant Year	1st 30 percent vest	2nd 30 percent vest	Final 40 percent vest
(A)	2012	Vested in 2013	Vested in 2014	5/2/2015
(B)	2013	Vested in 2014	5/1/2015	5/1/2016
(C)	2014	4/30/2015	4/30/2016	4/30/2017

All options become exercisable for three years upon death or total and permanent disability and for the earlier of five years or the remaining term of the options, upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change of control, and options granted to the Halyard named executive officers are subject to Halyard’s Executive Severance Plan. See “Potential Payments on Termination or Change of Control” below. The options may be transferred by the officers to family members or certain entities in which family members have interests.

(3)	The Halyard Equity Participation Plan provides that the option price per share shall be no less than the closing price per share of Halyard’s common stock at grant date except for replacement options which have a grant price intended to preserve the intrinsic value of the forfeited Kimberly-Clark option being replaced.

(4)	Time vested restricted share units granted under the Halyard Equity Participation Plan. These awards replaced unvested Kimberly-Clark performance-based restricted share units that were forfeited as a result of the spin-off.

(5)	The values shown in this column are based on the closing price of our common stock on December 31, 2014 of $45.47 per share.

Option Exercises and Stock Vested

The following table sets forth information concerning Kimberly-Clark stock options exercised and stock awards vested during 2014 for the Halyard named executive officers. None of the Halyard stock options and stock awards granted in 2014 vested prior to December 31, 2014 and, accordingly, no Halyard stock options were exercised during the year.

OPTION EXERCISES AND STOCK VESTED IN 2014 (1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($) (2)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($) (3)
Robert E. Abernathy	—	—	22,338	2,462,541
Steven E. Voskuil	13,208	450,458	6,825	752,388
Rhonda D. Gibby	17,914	773,082	1,997	218,152
Christopher M. Lowery	6,468	229,920	1,997	218,152
John W. Wesley	8,663	376,575	3,413	376,249

(1)	The amounts in this table reflect Kimberly-Clark stock options that were exercised or Kimberly-Clark performance-based restricted share units that vested during the year. No Halyard stock options or stock awards vested during the year.

(2)	The dollar amount reflects the total pre-tax value realized by the Halyard named executive officers (number of shares exercised times the difference between the fair market value on the exercise date and the exercise price) upon exercising Kimberly-Clark vested options during the year. It is not the grant date fair value disclosed in other locations in this information statement. Value from these option exercises was only realized to the extent Kimberly-Clark’s stock price increased relative to the stock price at grant (the exercise price).

(3)	The dollar amount reflects the total pre-tax value received by the Halyard named executive officers upon the vesting of Kimberly-Clark time-vested restricted share units or performance-based restricted share units (number of shares vested times the closing price of Kimberly-Clark’s common stock on the vesting date), including cash paid in lieu of fractional shares. It is not the grant date fair value disclosed in other locations in this information statement.

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Compensation Tables

Pension Benefits

Halyard does not offer a pension plan in the United States, and none of the Halyard executive officers participate in a Halyard pension plan. The following table sets forth information as of December 31, 2014 concerning potential payments to the Halyard named executive officers under Kimberly-Clark’s pension plan and supplemental pension plans. Information about these plans follows the table.

2014 PENSION BENEFITS

Name (1)	Plan Name	Number of Years Credited Service(#) (3)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Robert E. Abernathy (2)	Kimberly-Clark Pension Plan	28	1,359,611	13,394
	Kimberly-Clark Supplemental Pension Plans	28	3,582,277	3,176,268
Steven E. Voskuil	Kimberly-Clark Pension Plan	6	150,875	—
	Kimberly-Clark Supplemental Pension Plans	6	51,830	—

(1)	Because Ms. Gibby and Messrs. Lowery and Wesley joined Kimberly-Clark after January 1, 1997, they are not eligible to participate in Kimberly-Clark’s defined benefit pension plans. Halyard Health does have a defined benefit pension plan in which the named executive officers participate.

(2)	Mr. Abernathy’s separation from Kimberly-Clark as a result of the spin-off was in effect an early retirement for purposes of the Kimberly-Clark pension plans and for a portion of the Kimberly-Clark supplemental pension plans. As a result, Mr. Abernathy began receiving monthly payments under the Kimberly-Clark pension plan. He also received a partial distribution of the amount accrued on his behalf under the Kimberly-Clark supplemental pension plans prior to 2005. He is eligible to receive the balance of his early retirement benefits under the Kimberly-Clark supplemental pension plans upon his separation from Halyard Health.

(3)	Mr. Abernathy had 32.7 years of actual service at Kimberly-Clark at the time of the spin-off. Beginning in 2010, the number of years of credited service was frozen at the amounts set forth in the table, as a result of Kimberly-Clark’s ceasing to accrue compensation and benefit service under the plans. Mr. Voskuil has 23 years of actual service at Kimberly-Clark. In 1997, he elected to participate in Kimberly-Clark’s defined contribution plans instead of accruing additional years of service under our defined benefit pension plans. This election reduced his benefits under Kimberly-Clark’s defined benefit pension plans, in accordance with the terms of those plans.

Employees who joined Kimberly-Clark prior to January 1, 1997 are eligible to participate in its pension plans, which provide benefits based on years of service as of December 31, 2009 and pay (annual cash compensation), integrated with social security benefits. Kimberly-Clark’s pension plans are comprised of the Kimberly-Clark Pension Plan and the Supplemental Benefit Plans. Kimberly-Clark stopped accruing compensation and benefit service for participants under Kimberly-Clark’s pension plans for most of its U.S. employees, including the Halyard named executive officers, for plan years after 2009. These changes do not affect benefits earned by participants prior to January 1, 2010.

The estimated actuarial present value of the retirement benefits accrued through December 31, 2014 appears in the 2014 Pension Benefits table. For purposes of determining the present value of accumulated benefits, the potential earlier retirement ages as described above have been used rather than the normal retirement age under the plans, which is 65. Present values for the qualified plan are based on RP2000 mortality projected with generational improvements and for the supplemental plans were calculated using the 2014 417(e) mortality table. With respect to the

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supplemental pension plans, the amount of the earlier retirement age lump sum benefit was determined using an approximate 30-year Treasury Bond rate of 2.60%, consistent with the methodology used for purposes of Kimberly-Clark’s consolidated financial statements; any actual lump sum benefit would be calculated using the 30-year Treasury Bond rate in effect as of the beginning of the month prior to termination. Present value amounts were determined based on the financial accounting discount rate for U.S. pension plans of 4.10% as of December 31, 2014.

The actuarial increase in 2014 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in Kimberly-Clark’s pension plans). Other than the payment to Mr. Abernathy described above, no payments were made to the Halyard named executive officers under Kimberly-Clark’s pension plans during 2014.

Nonqualified Deferred Compensation

The following table sets forth information concerning Halyard nonqualified defined contribution plan and deferred compensation plans for the Halyard named executive officers during 2014.

2014 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Company Contributions in 2014($) (1)	Aggregate Earnings in 2014($) (2)	Aggregate Balance at December 31, 2014($) (3)
Robert E. Abernathy	Supplemental 401(k) Plan	95,087	41,135	532,019
	Kimberly-Clark Deferred Compensation Plan	—	1,339	20,982
Steven E. Voskuil	Supplemental 401(k) Plan	22,964	8,859	141,388
Rhonda D. Gibby	Supplemental 401(k) Plan	7,485	2,375	49,925
Christopher M. Lowery	Supplemental 401(k) Plan	18,626	1,795	50,980
John W. Wesley	Supplemental 401(k) Plan	18,442	17,091	263,155

(1)	Contributions consist of amounts accrued by Kimberly-Clark under the Kimberly-Clark Supplemental 401(k) Plan, including the profit-sharing contribution in February 2015 with respect to Kimberly-Clark’s performance in 2014, and amounts accrued by Halyard under the Halyard Supplemental 401(k) Plan. These amounts are included in the Summary Compensation Table and represent a portion of the Defined Contribution Plan Payments included in All Other Compensation. The named executive officers’ aggregate balances under the Kimberly-Clark Supplemental 401(k) Plan were transferred to the Halyard Supplemental 401(k) Plan at the time of the spin-off from Kimberly-Clark.

(2)	The amounts in this column show the changes in the aggregate account balance for the Halyard named executive officers during 2014 that are not attributable to company contributions. Aggregate earnings are not included in the Summary Compensation Table because the earnings are not above-market or preferential.

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Compensation Tables

(3)	Balance for the Halyard Supplemental 401(k) Plan includes the profit-sharing contribution accrued in February 2015 with respect to Kimberly-Clark’s performance in 2014, which was prorated. Balance for the Kimberly-Clark Supplemental 401(k) Plan also includes the following accruals by Kimberly-Clark under the Kimberly-Clark Supplemental 401(k) Plan in 2013 and 2012 that are reported in the Summary Compensation Table as a portion of All Other Compensation for those years:

Name	Year	Accrued Amount($)
Robert E. Abernathy	2013	93,746
	2012	65,524
Steven E. Voskuil	2013	34,888
	2012	18,068
Rhonda D. Gibby	2013	8,143
	2012	5,410
Christopher M. Lowery	2013	16,811
	2012	11,977
John W. Wesley	2013	25,367
	2012	13,116

In addition to amounts shown in the table that reflect participation in the Kimberly-Clark and Halyard Supplemental 401(k) Plans, amounts shown for Mr. Abernathy represent compensation deferred in prior years under the Kimberly-Clark Deferred Compensation Plan and accumulated earnings. Effective in 2005, no further amounts may be deferred under this plan. Mr. Abernathy is the only Halyard named executive officer who participates in the Kimberly-Clark Deferred Compensation Plan. Participants in the Kimberly-Clark Deferred Compensation Plan may elect to have deferrals credited with yields equal to those earned on any of a subset of funds available in the Kimberly-Clark 401(k) Profit Sharing Plan. Generally, benefits are payable under the Kimberly-Clark Deferred Compensation Plan in accordance with the participant’s election in a lump sum or in quarterly installments over a period between two and 20 years. If a participant ceases employment (other than as a result of a total and permanent disability or death or on or after age 55 with five or more years of service), the account balance is paid in a lump sum.

Overview of Qualified and Non-Qualified Plans. The following is an overview of Halyard’s qualified and non-qualified plans that it offered to the Halyard named executive officers as of December 31, 2014.

	Halyard 401(k) Plan	Halyard Supplemental 401(k) Plan
Purpose	To assist employees in saving for retirement	To provide benefits to the extent necessary to fulfill the intent of the Halyard 401(k) Plan without regard to the limitations imposed by the Code on qualified defined contribution plans
Eligible participants	Most employees	Salaried employees impacted by limitations imposed by the Code on the Halyard 401(k) Plan
Is the plan qualified under the Code?	Yes	No
Can employees make contributions?	Yes	No
Does Halyard make contributions or match employee contributions?	Halyard matches 100% of employee contributions, to a yearly maximum of 6% of eligible compensation.	Halyard provides credit to the extent Halyard’s contributions to the Halyard 401(k) Plan are limited by the Code

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	Halyard 401(k) Plan	Halyard Supplemental 401(k) Plan
When do account balances vest?	Account balances under these plans generally vest once the participant completes at least two years of service	Same
How are account balances invested?	Account balances are invested in certain designated investment options selected by the participant	Account balances are credited with earnings and losses as if such account balances were invested in certain designated investment options selected by the participant
When are account balances distributed?	Distributions of the participant’s vested account balance are only available after termination of employment. Loans, hardship and certain other withdrawals are allowed prior to termination of employment for certain vested amounts under the Halyard 401(k) Plan	Distributions of the participant’s vested account balance are payable after termination of employment.

The Halyard Supplemental 401(k) Plan is not funded and represents a general obligation of Halyard.

Potential Payments on Termination or Change of Control

The Halyard named executive officers are eligible to receive certain benefits in the event of termination of employment, including following a change of control of Halyard. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

Severance Benefits

Halyard maintains two severance plans that cover its executive officers, depending on the circumstances that result in their termination. Those plans include the Executive Severance Plan, which is applicable when an executive officer is terminated following a change of control, and the Severance Pay Plan, which is applicable in the event of certain other involuntary terminations. An executive officer may not receive severance payments under more than one of the plans described below.

Executive Severance Plan. Halyard’s Board of Directors determines the eligibility criteria for participation in the Executive Severance Plan. Halyard has entered into an agreement under this plan with each of Halyard’s named executive officers. The agreements provide that, in the event of a “Qualified Termination of Employment” (as described below), the executive officers will each receive a cash payment in an amount equal to the sum of:

▶	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

▶	The value of any forfeited restricted stock, time-vested restricted share units, and stock option awards, based on the closing price of Halyard’s common stock at the date of the executive officer’s separation from service.

▶	The number of performance-based restricted share units that are forfeited multiplied by the average performance-based restricted share unit payment for the prior three years,

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▶	The value of the employer match each executive officer would have received if he or she had remained employed an additional two years under the Halyard Health 401(k) Plan and Halyard Health Supplemental 401(k) Plan, and

▶	Two years of COBRA premiums for medical and dental coverage.

A “Qualified Termination of Employment” is a separation of service within two years following a change of control of Halyard (as defined in the plan) either involuntarily without cause or by the participant with good reason. In addition, any involuntary separation of service without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control.

The current agreements with each executive officer expire on October 31, 2017, unless extended by the Halyard Compensation Committee.

The agreements with the executive officers reflect that they are not entitled to a tax gross-up if they incur an excise tax due to the application of Section 280G of the Code. Instead, payments and benefits payable to an executive officer will be reduced to the extent doing so would result in his or her retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.

The agreements with the executive officers provide that he or she will retain in confidence any confidential information known to him or her concerning Halyard and Halyard’s business so long as such information is not publicly disclosed.

Severance Pay Plan. Halyard’s Severance Pay Plan generally provides eligible employees (including the Halyard named executive officers) severance payments and benefits in the event of certain involuntary terminations. Benefits under the Severance Pay Plan depend on the participants’ employee classification.

Under the Severance Pay Plan, if an executive officer’s employment were involuntarily terminated, he or she would receive:

▶	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years if the Chief Executive Officer, and one and one-half times the sum of annual base salary and the average annual incentive award for the three prior fiscal years if an executive officer other than the Chief Executive Officer,

▶	If the termination occurs after March 31, the pro-rated current year annual incentive award based on actual performance,

▶	Six months of COBRA premiums for medical coverage, and

▶	Six months of outplacement services and three months of participation in Halyard’s employee assistance program.

Severance pay under the Severance Pay Plan will not be paid to any participant who is terminated for cause (as defined under the plan), is terminated during a period in which the participant is not actively at work for more than 25 weeks (except to the extent otherwise required by law), voluntarily quits or retires, dies or is offered a comparable position (as defined under the plan).

A Halyard named executive officer must execute a full and final release of claims against Halyard within a specified period of time following termination to receive severance benefits under Halyard’s severance pay plans. Under the Severance Pay Plan, if the release has been timely executed, severance benefits are payable as a lump sum cash payment no later than 60 days

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following the participant’s termination date. Any current year annual incentive award that is payable under the Severance Pay Plan will be paid at the same time as it was payable under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, but no later than 60 days following the calendar year of the separation from service.

Retirement, Death and Disability

Retirement. In the event of retirement (separation from service on or after age 55), the Halyard named executive officers are entitled to receive:

▶	Their account balances under the Halyard 401(k) Plan and the Halyard Supplemental 401(k) Plan,

▶	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of five years or the remaining term of the options,

▶	For units outstanding more than six months after the date of grant, performance-based restricted share units will be payable based on attainment of the performance goal at the end of the restricted period, and

▶	Annual incentive award payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, as determined by the Halyard Compensation Committee in its discretion.

Death. In the event of death while an active employee, the following benefits are payable:

▶	Their account balance under the Halyard 401(k) plan and the Halyard Supplemental 401(k) Plan,

▶	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

▶	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

▶	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

▶	Annual incentive award payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, as determined by the Halyard Compensation Committee in its discretion, and

▶	Payment of benefits under Halyard’s group life insurance plan (which is available to all salaried employees in the United States) equal to two times the participant’s annual pay, up to $1 million (plus any additional coverage of three, four, five or six times the participant’s annual pay, in increments of up to $1 million each, purchased by the participant at group rates). Halyard provided and employee-purchased benefits cannot exceed $6 million.

Disability. In the event of a separation of service due to a total and permanent disability, as defined in the applicable plan, the Halyard named executive officers are entitled to receive:

▶	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

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Compensation Tables

▶	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

▶	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

▶	Annual incentive award payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, as determined by the Halyard’s Compensation Committee in its discretion,

▶	Continuing coverage under Halyard’s group life insurance plan (available to all U.S. salaried employees), with no requirement to make monthly contributions toward coverage during disability, and

▶	Payment of benefits under Halyard’s Long-Term Disability Plan (available to all U.S. salaried employees). Long-term disability under the plan would provide income protection of monthly base pay, ranging from a minimum monthly benefit of $50 to a maximum monthly benefit of $20,000. Benefits are reduced by the amount of any other Halyard or government-provided income benefits received (but will not be lower than the minimum monthly benefit).

Potential Payments on Termination or Change of Control Table

The following table presents the approximate value of (1) the severance benefits for the named executive officers under the Executive Severance Plan had a Qualified Termination of Employment under that plan occurred on December 31, 2014; (2) the severance benefits for the Halyard named executive officers under the Severance Pay Plan if an involuntary termination had occurred on December 31, 2014; (3) the benefits that would have been payable on the death of the Halyard named executive officers on December 31, 2014; (4) the benefits that would have been payable on the total and permanent disability of the Halyard named executive officers on December 31, 2014; and (5) the potential payments to Messrs. Abernathy and Wesley if they had retired on December 31, 2014. If applicable, amounts in the table were calculated using the closing price of Halyard’s common stock on December 31, 2014 of $45.47 per share.

Because none of the Halyard named executive officers, other than Messrs. Abernathy and Wesley, was eligible to retire as of December 31, 2014 potential payments assuming retirement on that date are not included for the other named executive officers.

The amounts presented in the following table are in addition to amounts each Halyard named executive officer earned or accrued prior to termination, such as previously vested benefits under Halyard’s qualified and non-qualified plans, previously vested options, restricted stock and restricted share units and accrued salary and vacation. For information about these previously earned and accrued amounts, see the “Summary Compensation Table,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits” and “Nonqualified Deferred Compensation.”

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Compensation Tables

Name	Cash Payment($)	Equity with Accelerated Vesting($)	Additional Retirement Benefits($)	Continued Benefits and Other Amounts($)	Total($)
Robert E. Abernathy
Qualified Termination of Employment (1)	3,698,591	2,898,855	179,404(2)	26,587(3)	6,803,437
Involuntary termination (4)	3,698,591	—	—	12,128(5)	3,710,719
Death (6)	2,268,516(7)	581,501	—	—	2,850,017
Disability	708,516(7)	581,501	—	—(8)	1,290,017
Retirement	708,516	166,972	—	—(9)	875,488
Steven E. Voskuil
Qualified Termination of Employment (1)	1,503,355	2,004,284	76,937(2)	37,654(3)	3,622,230
Involuntary termination (4)	1,182,786	—	—	14,635(5)	1,197,421
Death (6)	1,074,778(7)	1,241,256	—	—	2,316,034
Disability	221,078(7)	1,241,256	—	—(8)	1,462,334
Rhonda D. Gibby
Qualified Termination of Employment (1)	949,397	876,884	49,539(2)	21,318(3)	1,897,138
Involuntary termination (4)	742,983	—	—	11,329(5)	754,312
Death (6)	783,342(7)	520,935	—	—	1,304,277
Disability	123,742(7)	520,935	—	—(8)	644,677
Christopher M. Lowery
Qualified Termination of Employment (1)	1,398,072	1,611,882	71,873(2)	33,153(3)	3,114,980
Involuntary termination (4)	1,098,600	—	—	13,510(5)	1,112,110
Death (6)	744,485(7)	708,677	—	—	1,483,162
Disability	200,185(7)	708,677	—	—(8)	908,862
John W. Wesley
Qualified Termination of Employment (1)	1,275,775	381,549	66,088(2)	37,654(3)	1,761,066
Involuntary termination (4)	1,000,407	—	—	14,635(5)	1,015,042
Death (6)	1,378,302(7)	78,520	—	—	1,456,822
Disability	174,302(7)	78,520	—	—(8)	252,822
Retirement	174,302	16,698	—	—(9)	191,000

(1)	Represents amounts payable under the Halyard Health Executive Severance Plan.

(2)	Includes the value of two additional years of employer contributions under the Halyard 401(k) Plan and the Halyard Supplemental 401(k) Plan, pursuant to the terms of the Executive Severance Plan.

(3)	Includes an amount equal to 24 months of COBRA medical and dental coverage.

(4)	Benefits payable under the Halyard Health Severance Pay Plan. For Messrs. Abernathy and Wesley, does not include accelerated equity vesting that occurred when they became retirement eligible at age 55. See the benefits payable for Messrs. Abernathy and Wesley for retirement for the amount of this accelerated equity vesting.

(5)	Equals six months of COBRA medical coverage and outplacement services.

(6)	Balances in each executive’s accounts under the Halyard 401(k) Plan and the Halyard Supplemental 401(k) Plan are excluded because the payout of those balances upon death is a benefit available to all U.S. salaried employees.

(7)	For death, includes the payment of benefits under Halyard’s group life insurance plan (which is available to all U.S. salaried employees). For death and disability, assumes the Halyard Compensation Committee would approve full payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, for 2014; actual amount that would be paid is determined by the Halyard Compensation Committee in its discretion.

(8)	The cost of continued coverage under Halyard Health’s group life insurance plans has been excluded from the table because the benefit is available to all U.S. salaried employees and does not discriminate in scope, terms or operation in favor of our named executive officers. Also does not include benefits payable under Halyard Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would be dependent on the life span of the Halyard named executive officer and the value of any Halyard or government-provided income benefits received.

(9)	The cost of continued coverage under Halyard Health’s group life insurance plans has been excluded from the table because the benefit is available to all U.S. salaried employees and does not discriminate in scope, terms or operation in favor of our named executive officers.

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Proposal 4. Advisory Vote on the

Frequency of an Advisory Vote on

Named Executive Officer Compensation

This proposal gives stockholders the opportunity to indicate, on a non-binding advisory basis, how frequently we should seek an advisory “say on pay” vote. By voting on this Proposal 4, stockholders can indicate whether they would prefer an advisory vote on named executive compensation every one, two, or three years, or they may abstain from voting.

After careful consideration of this proposal, our Board of Directors has determined that an advisory “say on pay” vote that occurs every year is the most appropriate alternative for Halyard Health, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory “say on pay” vote. You are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate your own choice amount the frequency alternatives.

In formulating its recommendation, our Board considered that an annual advisory vote on named executive compensation will allow our stockholders to provide us with their direct input on our compensation objectives, policies and practices as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote on this proposal.

The selection of one of the three frequency alternatives requires the affirmative vote of a majority of shares that are present at the Annual Meeting in person or by proxy and entitled to vote on the proposal. If this proposal does not receive the required stockholder vote, the Board will view as the selection of the stockholders the frequency alternative that receives the greatest number of votes. However, because this vote is advisory and not binding on our Board or Halyard Health in any way, our Board may decide that it is in the best interests of our stockholders and Halyard Health to hold an advisory vote on named executive compensation more or less frequently than the option approved by our stockholders.

The Board of Directors unanimously recommends a vote FOR the option of every ONE YEAR as the frequency with which stockholders are provided an advisory vote on the compensation of our named executive officers.

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Other Information

Security Ownership Information

The following table shows the number of shares of our common stock beneficially owned as of March 6, 2015, by each director and nominee, by each named executive officer, and by all directors, nominees and executive officers as a group.

Name	Number of Shares (1)(2)(3)(4)	Percent of Class
Robert E. Abernathy	109,630	*
Gary D. Blackford	3,951	*
John P. Byrnes	3,979	*
Ronald W. Dollens	3,951	*
Heidi K. Fields	3,956	*
Rhonda D. Gibby	30,243	*
Christopher M. Lowery	52,256	*
Patrick J. O’Leary	4,001	*
Maria Sainz	3,143	*
Dr. Julie Shimer	3,951	*
Steven E. Voskuil	71,622	*
John W. Wesley	14,457	*
All directors, nominees and executive officers as a group (14 persons)	338,823	*

*	Each director, nominee, named executive officer and the directors, nominees and executive officers as a group, owns less than one percent of the outstanding shares of our common stock.

(1)	Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2)	A portion of the shares owned by certain executive officers and directors may be held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in these accounts may be pledged to secure margin obligations. As of the date of this proxy statement, none of the executive officers or directors has any outstanding margin obligations under any of these accounts.

(3)	Share amounts include unvested restricted share units granted to the following named executive officers under the Halyard Health Equity Participation Plan as indicated below. Amounts representing performance-based restricted share units (“PRSUs”) in the table below represent target levels for the awards. The PRSUs in the table below were granted on March 5, 2015.

Name	Time-Vested Restricted Share Units(#)	Performance-Based Restricted Share Units(#)
Robert E. Abernathy	60,081	39,587
Steven E. Voskuil	26,433	9,897
Rhonda D. Gibby	11,873	4,618
Christopher M. Lowery	24,793	11,216
John W. Wesley	8,024	5,278

(4)	For each director who is not an officer or employee of Halyard Health, share amounts include restricted share units granted under our Outside Directors’ Compensation Plan. These awards are restricted and may not be transferred or sold until the Outside Director retires from or otherwise terminates service on the Board.

2015 Proxy Statement	69

Other Information

(5)	Includes the following shares which could be acquired within 60 days of March 6, 2015 by:

Name	Number of Shares
Robert E. Abernathy	—
Steve E. Voskuil	32,397
Rhonda D. Gibby	13,158
Christopher M. Lowery	15,802
John W. Wesley	—
All directors, nominees and executive officers as a group (14 persons)	79,114

Our Corporate Governance Policies provide that, within five years of joining the Board, all Outside Directors should own an amount of our common stock or restricted share units at least equal in value to five times the annual Board cash compensation. For the purpose of these stock ownership guidelines, a director is deemed to own beneficially-owned shares, as well as restricted share units (whether or not any applicable restrictions have lapsed).

The following table sets forth the information, as of December 31, 2014, regarding persons or groups known to us to be beneficial owners of more than five percent of our common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Blackrock, Inc. (1) 55 East 52nd Street New York, NY 10022	3,878,903	8.3
R. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, MD 21202	3,189,935	6.8
The Vanguard Group (3) 100 Vanguard Way Malvern, PA 19355	2,859.903	6.1
Greenlight Capital, Inc. (4) DME Advisors, LP DME Capital Management, LP DME Advisors GP, LLC David Einhorn 140 East 45th Street, 45th Floor New York, NY 10017	2,353,181	5.1

(1)	The address, number and percentage of shares of our common stock beneficially owned by Blackrock, Inc. are based on the Schedule 13G filed by Blackrock, Inc. with the SEC on February 6, 2015. According to the filing, Blackrock, Inc. had sole voting power with respect to 3,210,440 shares, sole dispositive power with respect to 3,878,084 shares, and did not have shared voting or dispositive power as to any shares.

(2)	The address, number and percentage of shares of our common stock beneficially owned by T. Rowe Price Associates, Inc. (“Price Associates” are based on the Schedule 13G filed by Price Associates with the SEC on February 12, 2015. According to the filing, Price Associates had sole voting power with respect to 804,300 shares, sole dispositive power with respect to 3,189,935 shares, and did not have shared voting or dispositive power as to any shares.

(3)	The address, number and percentage of shares of our common stock beneficially owned by The Vanguard Group are based on the Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2015. According to the filing, The Vanguard Group had sole voting power with respect to 30,496 shares, sole dispositive power with respect to 2,832,407 shares, shared dispositive power with respect to 27,496 shares and did not have shared voting power as to any shares.

70	2015 Proxy Statement

Other Information Transactions With Related Persons

(4)	The address, number and percentage of shares of our common stock beneficially owned by Greenlight Capital, Inc., DME Advisors, LP, DME Capital Management, LP, DME Advisors GP, LLC, and David Einhorn are based on the Schedule 13G filed by such entities and person with the SEC on February 13, 2015. According to the filing: (A) Greenlight Capital, Inc. had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 1,412,481 shares, and shared voting power with respect to 1,412,481; (B) DME Advisors, LP had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 320,000 shares, and shared voting power with respect to 320,000; (C) DME Capital Management, LP had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 620,700 shares, and shared voting power with respect to 620,700; (D) DME Advisors GP, LLC had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 940,700 shares, and shared voting power with respect to 940,700; and (E) David Einhorn had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 2,353,181 shares, and shared voting power with respect to 2,353,181.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any person beneficially owning more than 10 percent of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. Based solely on a review of the Section 16 forms filed with the SEC during 2014 and certifications from our executive officers and directors that no other reports were required for them, we believe that our executive officers and directors and persons who beneficially own more than 10 percent of our common stock timely complied with their filing requirements for 2014.

Transactions With Related Persons

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions. The Board has adopted written procedures for reviewing any transactions between the company and certain “related persons” that involve amounts above certain thresholds. The SEC requires that our proxy statement disclose these “related person transactions.” A related person is defined under the SEC’s rules and includes our directors, executive officers and five percent stockholders.

The Board’s procedures provide that:

▶	The Governance Committee is best suited to review, approve and ratify related person transactions involving any director, nominee for director, any five percent stockholder, or any of their immediate family members or related firms.

▶	The Audit Committee is best suited to review, approve and ratify related person transactions involving executive officers (or their immediate family members or related firms), other than any executive officer that is also a Board member.

▶	Either Committee may, in its sole discretion, refer its consideration of related person transactions to the full Board.

Each director, director nominee and executive officer is required to promptly provide written notification of any material interest that he or she (or an immediate family member) has or will have in a transaction with Halyard Health. Based on a review of the transaction, a determination will be made as to whether the transaction constitutes a related person transaction under the SEC’s rules. As appropriate, the Governance Committee or the Audit Committee will then review the terms and substance of the transaction to determine whether to ratify or approve the related person transaction.

2015 Proxy Statement	71

Other Information Stockholder Nominations for Board of Directors

In determining whether the transaction is consistent with Halyard Health’s best interest, the Governance Committee or the Audit Committee may consider any factors deemed relevant or appropriate, including:

▶	Whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party;

▶	Whether the transaction constitutes a conflict of interest under our Code of Conduct, the nature, size or degree of any conflict, and whether mitigation of the conflict is feasible;

▶	The impact of the transaction on a director’s independence; and

▶	Whether steps have been taken to ensure fairness to Halyard Health.

2014 Related Person Transactions. There were no related party transactions in 2014.

Stockholders Sharing the Same Household

As permitted by SEC rules, multiple shareholders sharing the same address who hold their stock through a bank, broker, or other holder of record may receive a single copy of our annual report to stockholders and this proxy statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to stockholders and this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Please contact Stockholder Services by mail at 5405 Windward Parkway, Suite 100 South, Alpharetta, GA 30004, by telephone at 678-425-9273, or by e-mail at stockholder.services@hyh.com. In addition, any stockholder who wants to receive separate copies of the proxy statement or the annual report to stockholders in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder.

2016 Stockholder Proposals

Proposals by stockholders for inclusion in our proxy statement and form of proxy pursuant to SEC Rule 14a-8 for the Annual Meeting of Stockholders to be held in 2016 should be addressed to the Corporate Secretary, Halyard Health, Inc. 5405 Windward Parkway, Suite 100 South, Alpharetta, GA 30004, and must be received at this address no later than November 13, 2015; provided that if the date of the 2016 Annual Meeting of Stockholders is more than 30 days before or after April 30, 2016 (the anniversary date of the 2015 Annual Meeting), the deadline will be a reasonable time before we begin to print and send our proxy materials to stockholders. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Stockholder Nominations for Board of Directors

Under our By-Laws, a stockholder who wishes to nominate a candidate for election to the Board is required to give written notice to our Corporate Secretary at our principal executive offices. We must receive this notice at least 90 days, but not more than 120 days, before the anniversary of the prior year’s Annual Meeting of stockholders (unless the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, in which case the notice must be received at least 90 days, but not more than 120 days, before the annual meeting date; or if we give less than 100 days’ notice of the annual meeting date, in which case the notice must be received within 10 days after the meeting date is announced). For a special meeting, we must receive the written nomination at least 90 days, but not more than 120 days, before the special meeting date (unless we give less than 100 days’ notice of the special meeting date, in which case the notice must be received within 10 days after the meeting date and the nominees proposed by the Board to be elected at the meeting are announced).

72	2015 Proxy Statement

Other Information Annual Meeting Advance Notice Requirements

Our By-Laws specify information that the notice must contain about both the nominee and the nominating stockholder, including information sufficient to allow the Governance Committee to determine if the candidate meets the director nominee criteria described in this proxy statement.

The notice must contain:

•	the name and address of the nominating stockholder;

•	information about certain Halyard Health stock holdings of the nominating stockholder, including shares of stock, derivative holdings, arrangements under which the nominating stockholder has a right to vote shares, short interests, dividend rights that are separated or separable from the underlying shares, shares held through general or limited partnerships, and certain performance-related fees;

•	information about any interests of the nominating stockholder in contracts with Halyard Health, its affiliates or principal competitors, as well as any significant equity interests, derivative holdings, or short interests in Halyard Health’s principal competitors;

•	as to the nominee and the nominating stockholder, any information that would be required to be disclosed in connection with a proxy solicitation (and whether a proxy solicitation will be conducted);

•	information about certain related person transactions, contact and related information regarding the nominee; and

•	information about any compensation and other understandings during the past three years, and other material relationships, between the nominating stockholder and the nominee.

The notice must be accompanied by each nominee’s written consent to being named in the proxy statement and to serving as a director if elected, and a completed and signed questionnaire, representation and agreement as required by our By-Laws.

A nomination that does not comply with the requirements set forth in our By-Laws will not be considered for presentation at the annual meeting, but will be considered by the Governance Committee for any vacancies arising on the Board between annual meetings in accordance with the process described in “Proposal 1. Election of Directors — Process and Criteria for Nominating Directors.”

Annual Meeting Advance Notice Requirements

Our By-Laws require advance notice for any business to be brought by a stockholder before a meeting of stockholders. In general, for business to be properly brought before an annual meeting by a stockholder (other than in connection with the election of directors; see “Other Information — Stockholder Nominations for Board of Directors”, and other than pursuant to SEC Rule 14a-8), written notice of the stockholder proposal must be received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of stockholders (unless the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, in which case the notice must be received at least 90 days, but not more than 120 days, before the annual meeting date; or if we give less than 100 days’ notice of the annual meeting date, the notice must be received within 10 days after the meeting date is announced). Assuming that the 2016 Annual Meeting is held on April 30, 2016, our Corporate Secretary must receive the proposal, which must conform to the notice requirements in our By-Laws, between January 1, 2016 and January 31, 2016.

Under our By-Laws, the stockholder’s notice to the Corporate Secretary must contain certain information regarding the stockholder, including name and address, shares held, derivative positions, dividend rights that are separate or separable from the underlying shares and certain performance-related fees. Additional information concerning the advance notice requirements and a copy of our By-Laws may be obtained from the Corporate Secretary of Halyard Health at the address provided below. A copy of our By-Laws is also available in the Investors section of our website at www.halyardhealth.com.

2015 Proxy Statement	73

Other Information Annual Report

Annual Report

Copies of our Annual Report on Form 10-K may be obtained without charge by: writing to Halyard Health, Inc., Attn: Corporate Secretary, 5405 Windward Parkway, Suite 100 South, Alpharetta, Georgia 30004; accessing the Investors section of our website at www.halyardhealth.com; or accessing the SEC’s EDGAR database at www.sec.gov.

Other Matters

to Be Presented at the

Annual Meeting

Our management does not know of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

Halyard Health, Inc. 5405 Windward Parkway, Suite 100 South Alpharetta, Georgia 30004 Telephone (678) 425-9273 March 13, 2015	By Order of the Board of Directors.
Ross Mansbach Vice President — Deputy General Counsel Corporate Secretary

74	2015 Proxy Statement

Invitation to Stockholders

Notice of 2015 Annual Meeting

Proxy Statement

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 30, 2015.

Vote by Internet • Go to www.envisionreports.com/HYH • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR both nominees, FOR Proposals 2-3 and every 1 Year for Proposal 4.

1.	Election of Class I Directors (Serving until the Annual Meeting in 2018).

01 - Gary D. Blackford	For ☐	Withhold ☐	02 - Patrick J. O’Leary	For ☐	Withhold ☐	+

			For	Against	Abstain		For	Against	Abstain
2.	Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm to audit the Corporation’s 2015 financial statements.		☐	☐	☐	3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
4.	Advisory vote on the frequency of advisory votes on named executive officer compensation.	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of

Halyard Health, Inc. Stockholders

April 30, 2015

9:00 a.m. Eastern Time

Atlanta Marriott Alpharetta

5750 Windward Parkway, Alpharetta, GA 30005

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Halyard Health, Inc.

Notice of 2015 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – April 30, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 30, 2015. The Halyard Health proxy statement and this proxy card, along with the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the 2014 Annual Report, are available at: www.envisionreports.com/hyh.

Robert Abernathy, Steve Voskuil, and John Wesley or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Stockholder Meeting of Halyard Health, Inc., to be held at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, GA 30005 on April 30, 2015 at 9:00 a.m. Eastern Time and at any adjournment thereof. The undersigned hereby revokes any other proxy previously executed by the undersigned for the Annual Stockholder Meeting and acknowledges receipt of notice of the Annual Stockholder Meeting and the proxy statement. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

IF YOU RETURN THIS PROXY AND NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-3 AND EVERY 1 YEAR FOR PROPOSAL 4. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL PROPOSALS YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES AND SIGNING AND DATING ON THE REVERSE SIDE. This proxy, when properly executed, will be voted as you direct on the reverse side.

Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the Annual Stockholder Meeting, please so indicate in the space provided below. To attend the Annual Meeting and vote your shares in person, please see “Attending the Annual Meeting” and “How to Vote” in the Halyard Health, Inc. proxy statement.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED. (Items to be voted appear on reverse side.)